UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Hanesbrands Inc.

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Notice of the 2016 Annual Meeting of Stockholders and Proxy Statement

Monday, April 25, 2016 – 4pm EDT Embassy Suites 460 North Cherry Street Winston-Salem, NC 27101

Message From Our Chairman and Chief Executive Officer

Dear Fellow Stockholders:

In 2015, Hanesbrands again achieved record growth in sales, operating profit and EPS. Our strong balance sheet and cash flow continue to support our value-creating business model of innovation, supply chain leverage and strategic acquisitions. Over the past three years, we have generated $1.3 billion in operating cash flow, invested in our business, made three important acquisitions and returned over $691 million to our stockholders through dividends and share repurchases. Looking ahead in 2016 and beyond, we remain in a strong position to create further value.

At Hanesbrands, we strive to work hard and compete aggressively, but always do the right thing. We are protective of our strong reputation for corporate citizenship and social responsibility, and proud of our significant achievements in the areas of environmental stewardship, workplace quality and community building. We call our corporate social responsibility program Hanes for Good – that’s because adhering to responsible and sustainable business practices is good for our company, good for our employees, good for our communities and good for our stockholders. We invite you to learn more about our Hanes for Good corporate responsibility initiatives at www.HanesforGood.com.

We also take pride in our commitment to responsible corporate governance. As you will see, we continue to refine our corporate governance policies to reflect stockholder feedback and best practices – most recently by terminating our stockholder rights plan and adopting a majority voting standard in uncontested director elections. We also emphasize a “pay-for-performance” culture by linking a substantial percentage of our executives’ compensation to our performance and stockholders’ value growth.

Our 2016 Annual Meeting of Stockholders will be held on Monday, April 25, 2016, at 4:00 p.m., at the Embassy Suites, Lower Level, Gaines Ballroom, located at 460 N. Cherry Street, Winston-Salem, NC 27101. This proxy statement will serve as your guide to the business to be conducted at the annual meeting. We invite you to attend, and ask you to please vote at your earliest convenience whether or not you plan to attend. Your vote is important.

We appreciate your confidence and continued support of Hanesbrands.

Sincerely yours,

RICHARD A. NOLL
Chairman of the Board of Directors and
Chief Executive Officer

HANESBRANDS INC.	|	1

Proxy Summary

Item 1.
Election of Directors ✓ The Board of Directors recommends a vote FOR the ten directors nominated for election >> See page 11 for further information about our director nominees

Director Nominees

						Hanesbrands Committees
Name	Occupation	Age	Director since	Independent	Other current directorships	A	C	G&N
Bobby J. Griffin	Former President, International Operations of Ryder System, Inc.	67	2006	YES	●United Rentals, Inc. ●WESCO International, Inc.	M
James C. Johnson	Former General Counsel of Loop Capital Markets LLC	63	2006	YES	●Ameren Corporation ●Energizer Holdings, Inc. ●Edgewell Personal Care Company		M	C
Jessica T. Mathews	Distinguished Fellow, Carnegie Endowment for International Peace	69	2006	YES	●SomaLogic, Inc.	M
Franck J. Moison	Chief Operating Officer of Emerging Markets & Business Development for the Colgate-Palmolive Company	62	2015	YES		M
Robert F. Moran	Former Chief Executive Officer and Chairman of the Board of PetSmart, Inc.	65	2013	YES	●GNC Holdings, Inc.	C
Ronald L. Nelson*	Executive Chairman of Avis Budget Group, Inc.	63	2008	YES	●Avis Budget Group, Inc. ●Convergys Corporation		M	M
Richard A. Noll	Chief Executive Officer and Chairman of the Board of Directors of Hanesbrands Inc.	58	2005	NO	●The Fresh Market, Inc.
Andrew J. Schindler	Former Executive Chairman, Reynolds American Inc. Former Chairman and Chief Executive Officer, R.J. Reynolds Tobacco Company	71	2006	YES	●Krispy Kreme Doughnuts, Inc. ●ConAgra Foods, Inc.		C	M
David V. Singer	Former Chief Executive Officer of Snyder’s-Lance, Inc.	60	2014	YES	●Brunswick Corporation ●Flowers Foods, Inc. ●SPX FLOW, Inc.	M
Ann E. Ziegler	Senior Vice President and Chief Financial Officer of CDW Corporation	57	2008	YES	●Groupon, Inc.		M	M

A: Audit	*: Lead Director
C: Compensation	C: Chair
G&N: Governance & Nominating	M: Member

Director Nominee Age	Director Nominee Tenure

57-60 61-65 66-70 71+	1-5 years 6-10 11+

2	|

Proxy Summary

Director Nominee Skills and Qualifications

Chief Executive Officer Experience
Corporate Governance Experience
Corporate Management Experience
Financial Literacy
Industry Experience
International Business Experience
Chief Financial Officer Experience

Corporate Governance Highlights

●	The majority of director nominees are independent (9 of 10)
●	Annual election of directors
●	Majority voting for directors
●	Strong Lead Director
●	Board oversight of risk management
●	Succession planning for CEO and key members of senior management
●	Annual, robust Board and committee self-evaluation process
●	Executive and director stock ownership guidelines

Item 2.

To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm

✓ The Board of Directors recommends a vote FOR this item

We are asking you to ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent auditor for our 2016 financial year.

>> See page 24 for further information about our independent auditors

Item 3.

To approve, on an advisory basis, executive compensation as disclosed in the proxy statement for our 2016 Annual Meeting

✓ The Board of Directors recommends a vote FOR this item

Hanesbrands’ stockholders have the opportunity to cast a non-binding, advisory “say on pay” vote on our named executive officer compensation, as disclosed in this proxy statement. We ask for your approval of the compensation of our named executive officers. Before considering this proposal, please read our Compensation Discussion and Analysis, which explains our executive compensation programs and the Compensation Committee’s compensation decisions.

>> See page 27 for further information about our executive compensation program

HANESBRANDS INC.	|	3

Proxy Summary

EXECUTIVE COMPENSATION

Pay for Performance
At Hanesbrands, we emphasize a “pay-for-performance” culture, linking a substantial percentage of an executive’s compensation to our performance and stockholders’ value growth. Specifically:

●	To motivate our executive officers and align their interests with those of our stockholders we provide annual incentives designed to reward our executive officers for the attainment of short-term goals, and long-term incentives designed to reward them for increasing stockholder value over time.
●	Performance-based compensation generally represents approximately half of our named executive officers’ total target direct compensation.
●	Our compensation program is designed to reward exceptional and sustained performance. By combining a three-year vesting period for equity awards with a mandatory one-year holding period following vesting (and policies prohibiting hedging or pledging of such shares), a substantial portion of the value of our executives’ compensation package is tied to changes in our stock price, and therefore at-risk, for a significant period of time. The Compensation Committee believes this design provides an effective way to link executive compensation to long-term stockholder returns.

2015 Results and Highlights
We achieved the following financial and strategic results in 2015:

●	Net sales in 2015 were $5.7 billion, compared with $5.3 billion in 2014, representing an 8% increase.
●	Adjusted operating profit* was $861 million in 2015 compared with $763 million in 2014, representing a 13% increase.
●	Earnings per share, excluding actions* was $1.66 in 2015, compared with $1.42 in 2014, representing a 17% increase.
●	We acquired Knights Apparel, a leading seller of licensed collegiate logo apparel primarily in the mass retail channel. We believe the acquisition, when combined with our Gear For Sports business, will create a commercial business that will take advantage of combined expertise in brand building, marketing, graphic design, licensing relationships, supply chain and retailer relationships across channels.
●	As part of our cash deployment strategy, we paid four quarterly dividends of $0.10 per share and also repurchased approximately 12 million shares of our stock.

*	Earnings per share, excluding actions, as well as adjusted operating profit, are non-GAAP financial measures, some of which are used in our executive compensation programs. On a GAAP basis, operating profit was $595 million in 2015 and $564 million in 2014, and diluted EPS was $1.06 in 2015 and $0.99 in 2014. We have chosen to provide these non-GAAP financial measures to investors to enable additional analyses of past, present and future operating performance and as a supplemental means of evaluating company operations. For a reconciliation to the most directly comparable GAAP financial measures, see Appendix A.

Elements of 2015 Compensation
Our named executive officers’ compensation for 2015 consisted principally of the following elements:

Base Salary	●Fixed compensation component ●Reflects the individual responsibilities, performance and experience of each named executive officer	●Provides a fixed base of cash compensation for fulfillment of fundamental job responsibilities
Annual Incentive Plan (“AIP”) Awards	●Performance-based cash compensation ●Payout determined based on Company performance against pre-established metrics	●Motivates performance by linking compensation to the achievement of key objectives that contribute to accomplishing consistent and strategic annual results
Long-Term Incentive Program (“LTIP”) Awards
●Performance-based and time-vested compensation
●Performance Share Awards (“PSAs”) (50% of LTIP opportunity)
●Shares eligible for vesting three years after grant date based on 2015 Company performance against pre-established metrics
●Restricted Stock Unit Awards (“RSUs”) (50% of LTIP opportunity)
●Ratable vesting over a three-year service period
●Mandatory one-year holding period following vesting for all LTIP awards
●Encourages behavior that enhances the long-term growth, profitability and financial success of the Company, aligns executives’ interests with our stockholders and supports retention objectives

4	|

Proxy Summary

Executive Compensation Mix
Our emphasis on variable, performance-based pay is reflected in the following chart, which illustrates the 2015 total target direct compensation mix for our Chief Executive Officer and our other named executive officers (“NEOs”).

2015 Total Target Direct Compensation

Base salary	Time-vested, equity compensation at-risk for stock price fluctuation	Performance-based cash compensation	Performance-based equity compensation

2015 Performance Criteria
The Compensation Committee chose to use sales growth, earnings per share growth excluding actions (“EPS-XA”), and cash flow from operations as performance criteria for our named executive officers’ 2015 performance-based pay opportunities, as follows:

HANESBRANDS INC.	|	5

Proxy Summary

2015 Executive Compensation

Summary of Compensation
The following table sets forth a summary of compensation earned by or paid to our named executive officers for our 2015, 2014 and 2013 fiscal years.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total Compensation ($)
Richard A. Noll Chairman and Chief Executive Officer	2015	$1,200,000	$ —	$8,200,017	$2,160,000	$ —	$383,640	$11,943,657
	2014	1,200,000	—	6,200,072	3,268,800	110,415	337,221	11,116,508
	2013	1,100,000	—	5,500,000	4,738,500	—	334,797	11,673,297
Gerald W. Evans, Jr. Chief Operating Officer	2015	750,000	—	2,450,002	900,000	8,612	190,895	4,299,509
	2014	750,000	—	2,099,936	1,362,000	279,792	174,600	4,666,328
	2013	735,417	—	2,229,919	1,799,607	—	176,227	4,941,170
Richard D. Moss Chief Financial Officer	2015	575,000	—	1,450,008	690,000	—	157,830	2,872,838
	2014	575,000	—	1,250,098	1,044,200	—	142,003	3,011,300
	2013	575,000	—	1,150,050	1,412,775	—	127,782	3,265,607
Joia M. Johnson Chief Legal Officer, General Counsel and Corporate Secretary	2015	515,000	—	960,007	525,300	—	120,248	2,120,556
	2014	515,000	—	1,155,074	794,954	—	108,339	2,573,367
	2013	435,000	—	875,050	1,068,795	—	105,072	2,483,917
W. Howard Upchurch Group President, Innerwear Americas	2015	525,000	—	924,972	535,500	—	111,184	2,096,656
	2014	515,000	—	925,024	794,954	75,299	94,204	2,404,481

>> Please see page 43 for further explanation and detail

6	|

HANESBRANDS INC.	|	7

Notice of the 2016 Annual Meeting of Stockholders

WHEN: Monday, April 25, 2016 4:00 p.m., Eastern time

WHERE: Embassy Suites, Lower Level, Gaines Ballroom 460 North Cherry Street Winston-Salem, NC 27101

PURPOSE:
1.	to elect ten directors to serve on the Hanesbrands Board of Directors until Hanesbrands’ next annual meeting of stockholders and until their successors are duly elected and qualify;

2.	to vote on a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our 2016 fiscal year;

3.	to vote on a proposal to approve, on an advisory basis, executive compensation as disclosed in the proxy statement for our 2016 Annual Meeting, and

4.	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

RECORD DATE: Stockholders of record at the close of business on February 16, 2016 are entitled to notice of, and to vote at, the Annual Meeting.

The Board of Directors is not aware of any matter that will be presented at the Annual Meeting that is not described above. If any other matter is properly presented at the Annual Meeting, the persons named as proxies on the proxy card will, in the absence of stockholder instructions to the contrary, vote the shares for which such persons have voting authority in accordance with their discretion on any such matter.

By Order of the Board of Directors JOIA M. JOHNSON Chief Legal Officer, General Counsel and Corporate Secretary

March 14, 2016 Winston-Salem, North Carolina

HOW TO VOTE:
Whether or not you plan to attend the meeting, we urge you to authorize a proxy to vote your shares via the toll-free telephone number or over the Internet, as described in the enclosed materials. If you requested and received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided.

BY TELEPHONE In the U.S. or Canada, you can authorize a proxy to vote your shares toll-free by calling 1-800-690-6903.

BY INTERNET You can authorize a proxy to vote your shares online at www.proxyvote.com.

BY MAIL You can authorize a proxy to vote by mail by marking, dating, and signing your proxy card or voting instruction form and returning it in the postage-paid envelope.

ATTENDING THE MEETING
An admission ticket (or other proof of stock ownership) and some form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the Annual Meeting. Only stockholders who owned shares of Hanesbrands common stock as of the close of business on February 16, 2016 will be entitled to attend the Annual Meeting.

Important Notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on April 25, 2016.

The Annual Report and Proxy Statement are available at www.proxyvote.com.

The Notice of Internet Availability of Proxy Materials, or this Notice of the 2016 Annual Meeting of Stockholders, this Proxy Statement and our 2015 annual report on Form 10-K are first being mailed to stockholders on or about March 14, 2016.

8	|

Corporate Governance at Hanesbrands

Proposal 1—Election of Directors

Our Board of Directors currently has eleven members. One of our current directors, J. Patrick Mulcahy, has reached the mandatory retirement age under our Corporate Governance Guidelines and will not stand for re-election. Effective immediately prior to the Annual Meeting, the size of the Board will be reduced to ten members.

Each of our directors is elected to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualified. If a nominee is unavailable for election, proxy holders may vote for another nominee proposed by the Board or, as an alternative, the Board may reduce the number of directors to be elected at the Annual Meeting. Each nominee has agreed to serve on the Board if elected. Set forth below is information regarding each of the nominees for election, which has been confirmed by the applicable nominee for inclusion in this proxy statement.

On October 27, 2015, the Board adopted and approved amendments to the Company’s bylaws to implement a majority voting standard in uncontested director elections. Consequently, each director nominee will be elected by a majority of votes cast in uncontested director elections. In contested elections, the plurality voting standard continues to apply. In addition, pursuant to our Corporate Governance Guidelines, if in an uncontested election for director a nominee for director does not receive the affirmative vote of a majority of the total votes cast for and against such nominee, the nominee will offer, following certification of the election results, to submit his or her resignation to the Board for consideration.

The ten nominees for election at the Annual Meeting possess experience and qualifications that our Governance and Nominating Committee believes will allow them to make substantial contributions to the Board. In selecting nominees to the Board, we seek to ensure that our Board collectively has a balance of experience and expertise, including chief executive officer experience, chief financial officer experience, international expertise, deep experience in the consumer products industry, corporate governance expertise and expertise in other functional areas that are relevant to our business. For more information about the process by which the Governance and Nominating Committee identifies candidates for election to the Board, please see “Process for Nominating Potential Director Candidates” on page 16. Following, please find a more detailed discussion of the business experience of each of the nominees to the Board.

Our Board of Directors unanimously recommends a vote FOR election of these ten nominees.

HANESBRANDS INC.	|	9

Corporate Governance at Hanesbrands

Director Nominee Skills and Qualifications

10	|

Corporate Governance at Hanesbrands

Nominees for Election as Directors for a One-Year Term Expiring in 2017

Bobby J. Griffin

Former President, International Operations of Ryder System, Inc.

Age: 67
Director Since: 2006
Committee Membership: Audit

Other Current Directorships:
●United Rentals, Inc.
●WESCO International, Inc.

Former Directorships Within the Past Five Years:
●Horizon Lines, Inc.

Mr. Griffin served as President, International Operations of Ryder System, Inc., a global leader in transportation and supply chain management solutions, from 2005 to 2007. Beginning in 1986, Mr. Griffin served in various other management positions with Ryder System, Inc., including as Executive Vice President, International Operations from 2003 to 2005 and Executive Vice President, Global Supply Chain Operations from 2001 to 2003.

Specific Experience and Qualifications:

Corporate Management Experience and Financial Literacy	Served in senior leadership positions with a large organization and has experience with corporate management issues, including preparing or overseeing the preparation of financial statements

International Business Experience	Served in senior leadership positions with a company engaged in international business

Practical Expertise	Gained substantial experience in mergers and acquisitions, procurement and distribution, strategic planning, and transportation and security through service in senior leadership positions with a large international company

Corporate Governance Experience	Gained experience in corporate governance through service as a director of other public companies

James C. Johnson

Former General Counsel of Loop Capital Markets LLC

Age: 63
Director Since: 2006
Committee Membership: Compensation, Governance and Nominating (Chair)

Other Current Directorships:
●Ameren Corporation
●Energizer Holdings, Inc.
●Edgewell Personal Care Company

Mr. Johnson served as General Counsel of Loop Capital Markets LLC, a provider of a broad range of integrated capital solutions for corporate, governmental and institutional entities, from 2010 until 2013. Mr. Johnson previously served as Vice President and Assistant General Counsel of the Boeing Commercial Airplanes division of The Boeing Company, one of the world’s major aerospace firms, from 2007 until 2009. From 1998 until 2007, Mr. Johnson served as Vice President, Corporate Secretary and Assistant General Counsel of The Boeing Company. He currently serves as a trustee of the University of Pennsylvania and a Member of the Board of Overseers of the College of Arts and Sciences.

Specific Experience and Qualifications:

Corporate Management Experience and Financial Literacy	Served in senior leadership positions in a large organization and has experience with corporate management issues; reporting to the General Counsel, had responsibility for the staff and legal affairs for Boeing Commercial Airplanes, a business with annual revenue in excess of $20 billion

Practical Expertise	Served as Vice President, Corporate Secretary and Assistant General Counsel of The Boeing Company, where he gained practical expertise in the area of corporate governance and significant business and financial issues

Corporate Governance Experience	Gained substantial experience in the oversight and administration of governance policies and programs through service as a director of other public companies, as well as through his position as Corporate Secretary of The Boeing Company

HANESBRANDS INC.	|	11

Corporate Governance at Hanesbrands

Jessica T. Mathews

Distinguished Fellow, Carnegie Endowment for International Peace Age: 69 Director Since: 2006 Committee Membership: Audit Other Current Directorships: ●SomaLogic, Inc.

Ms. Mathews has served as a Distinguished Fellow at the Carnegie Endowment for International Peace, a foreign policy think tank dedicated to advancing cooperation between nations and promoting active international engagement by the United States, since 2015. From 1997 to 2015, Ms. Mathews served as President of the Carnegie Endowment for International Peace. She also served as Deputy to the Undersecretary of State for Global Affairs in the Department of State in 1993, and in other senior governmental and non-governmental positions earlier in her career. Ms. Mathews was Director of the Washington Office of the Council on Foreign Relations from 1994 to 1997. She serves as a trustee of Harvard University and several other nonprofit organizations.

Specific Experience and Qualifications:

Corporate Management Experience and Financial Literacy	Served in senior leadership positions with large organizations and has experience with corporate management issues, including preparing or overseeing the preparation of financial statements; also serves on the Finance Committee at Harvard University overseeing a $35 billion endowment and $4.5 billion budget

Practical Expertise	Serves in a policy-making role that is relevant to Hanesbrands’ international activities; also has practical expertise in the areas of environmental policy, labor and human rights advocacy and non-governmental organization relationships

Corporate Governance Experience	Gained experience in corporate governance through service as a director of a privately held protein biomarker discovery and clinical diagnostics company

Franck J. Moison

Chief Operating Officer of Emerging Markets & Business Development for the Colgate-Palmolive Company

Age: 62
Director Since: 2015
Committee Membership: Audit

Former Directorships Within the Past Five Years:
●H.J. Heinz Company

Mr. Moison has served as Chief Operating Officer of Emerging Markets & Business Development for the Colgate-Palmolive Company since 2010. Beginning in 1978, Mr. Moison served in various management positions with the Colgate-Palmolive Company, including as President, Global Marketing, Supply Chain & R&D from 2007 to 2010, and President, Western Europe, Central Europe and South Pacific from 2005 to 2007. He serves as a member of the board of directors of the French American Chamber of Commerce, as Chairman of the International Advisory Board of the EDHEC Business School (Paris, London, Singapore) and as a member of the International Board of the McDonough School of Business at Georgetown University.

Specific Experience and Qualifications:

Corporate Management Experience and Financial Literacy	Served in senior leadership positions with large organizations and has experience with corporate management issues, including preparing or overseeing the preparation of financial statements

International Business Experience	Served in senior leadership positions with companies engaged in international business

Industry Experience	Served in senior leadership positions with companies in the consumer products industry

Corporate Governance Experience	Gained experience in corporate governance through service as a director of another public company

12	|

Corporate Governance at Hanesbrands

Robert F. Moran

Former Chief Executive Officer and Chairman of the Board of PetSmart, Inc.

Age: 65
Director Since: 2013
Committee Membership: Audit (Chair)

Other Current Directorships:
●GNC Holdings, Inc.

Former Directorships Within the Past Five Years:
●PetSmart, Inc.
●Collective Brands, Inc.

Mr. Moran served as Chairman of the Board of PetSmart, Inc. (“PetSmart”), a leading specialty provider of pet care products and services, from 2012 to 2013 and as Chief Executive Officer of PetSmart from 2009 to 2013. He joined PetSmart as President of North American Stores in 1999, and in 2001 he was appointed President and Chief Operating Officer. From 1998 to 1999, Mr. Moran was President of Toys “R” Us (Canada) Ltd., a subsidiary of specialty toy retailer Toys “R” Us, Inc. Prior to 1991 and from 1993 to 1998, for a total of 20 years, Mr. Moran was employed by retailer Sears, Roebuck and Company in a variety of financial and merchandising positions, including as President and Chief Executive Officer of Sears de Mexico. He was also Chief Financial Officer and Executive Vice President of Galerias Preciados of Madrid, Spain, a leading department store, from 1991 to 1993. Mr. Moran also serves as a director of the USA Track and Field Foundation.

Specific Experience and Qualifications:

Corporate Management Experience and Financial Literacy	Served in senior leadership positions with large organizations and has experience with corporate management issues, including preparing or overseeing the preparation of financial statements

Chief Executive Officer Experience	Has experience in, and possesses an understanding of, business issues applicable to the success of a large publicly-traded company

Chief Financial Officer Experience	Possesses financial acumen and an understanding of financial matters and the preparation and analysis of financial statements

International Business Experience	Served in senior leadership positions with companies engaged in international business

Industry Experience	Served in senior leadership positions with companies in the consumer products industry

Corporate Governance Experience	Gained experience in corporate governance through service as a director of other public companies

Ronald L. Nelson

Executive Chairman of Avis Budget Group, Inc.

Age: 63
Director Since: 2008
Committee Membership: Compensation, Governance and Nominating

Lead Director

Other Current Directorships:
●Avis Budget Group, Inc.
●Convergys Corporation

Mr. Nelson has served as Executive Chairman of Avis Budget Group, Inc. (“Avis Budget Group”), which operates two major brands in the global vehicle rental industry through Avis and Budget, since January 1, 2016. From 2006 to 2015, Mr. Nelson served as Chairman and Chief Executive Officer of Avis Budget Group. Mr. Nelson was a director of Cendant Corporation (the predecessor of Avis Budget Group) from 2003 to 2006, Chief Financial Officer from 2003 until 2006 and President from 2004 to 2006. Mr. Nelson was also Chairman and Chief Executive Officer of Cendant Corporation’s Vehicle Rental business from January 2006 to August 2006. From 2005 to 2006, Mr. Nelson was interim Chief Executive Officer of Cendant Corporation’s former Travel Distribution Division.

Specific Experience and Qualifications:

Corporate Management Experience and Financial Literacy	Served in senior leadership positions with large organizations and has experience with corporate management issues, including preparing or overseeing the preparation of financial statements

Chief Executive Officer Experience	Has experience in, and possesses an understanding of, business issues applicable to the success of a large publicly-traded company

Chief Financial Officer Experience	Possesses financial acumen and an understanding of financial matters and the preparation and analysis of financial statements

International Business Experience	Served in senior leadership positions with companies engaged in international business

Industry Experience	Served in senior leadership positions with companies in the consumer products industry

Corporate Governance Experience	Gained experience in corporate governance through service as a director of other public companies

HANESBRANDS INC.	|	13

Corporate Governance at Hanesbrands

Richard A. Noll

Chief Executive Officer and Chairman of the Board of Directors of Hanesbrands Inc. Age: 58 Director Since: 2005 Committee Membership: None Other Current Directorships: ●The Fresh Market, Inc.

Richard A. Noll has served as Chairman of the Board of Directors since January 2009 and as our Chief Executive Officer since April 2006. Previously in his career, Mr. Noll led the turnarounds of several Sara Lee Corporation bakery and apparel businesses, consulted for Strategic Planning Associates, and began his career as a systems programmer. Mr. Noll is also a member of the Business Roundtable.

Specific Experience and Qualifications:

Corporate Management Experience and Financial Literacy	Served in senior leadership positions with large organizations and has experience with corporate management issues, including preparing or overseeing the preparation of financial statements

Chief Executive Officer Experience	Has experience in, and possesses an understanding of, business issues applicable to the success of a large publicly-traded company

International Business Experience	Served in senior leadership positions with companies engaged in international business

Industry Experience	Served in senior leadership positions with companies in the consumer products industry

Extensive Knowledge of the Company’s Business	Has extensive knowledge of Hanesbrands’ business and the apparel industry

Corporate Governance Experience	Gained experience in corporate governance through service as a director of another public company

Andrew J. Schindler

Former Executive Chairman, Reynolds
American Inc.

Former Chairman and Chief Executive
Officer, R.J. Reynolds Tobacco Company

Age: 71
Director Since: 2006
Committee Membership: Compensation
(Chair), Governance and Nominating

Other Current Directorships:
●Krispy Kreme Doughnuts, Inc.
●ConAgra Foods, Inc.

From 1974 to 2004, Mr. Schindler served in various management positions with R.J. Reynolds Tobacco Holdings, Inc., a holding company whose operating subsidiaries included R. J. Reynolds Tobacco Company, the second largest cigarette manufacturer in the United States, including as Chairman and Chief Executive Officer from 1999 to 2004. He served as Chairman of Reynolds American Inc., a company formed in 2004 by the merger of R.J. Reynolds Tobacco Holdings, Inc. and the U.S. operations of British American Tobacco PLC, from 2004 to 2005.

Specific Experience and Qualifications:

Corporate Management Experience and Financial Literacy	Served in senior leadership positions with large organizations and has experience with corporate management issues, including preparing or overseeing the preparation of financial statements

Chief Executive Officer Experience	Has experience in, and possesses an understanding of, business issues applicable to the success of a large publicly-traded company

Industry Experience	Served in senior leadership positions with companies in the consumer products industry

Corporate Governance Experience	Gained experience in corporate governance through service as a director of other public companies

14	|

Corporate Governance at Hanesbrands

David V. Singer

Former Chief Executive Officer of
Snyder’s-Lance, Inc.

Age: 60
Director Since: 2014
Committee Membership: Audit

Other Current Directorships:
 ●Brunswick Corporation
●Flowers Foods, Inc.
●SPX FLOW, Inc.

Former Directorships Within the Past
Five Years:
●Synder’s-Lance, Inc.

From 2010 to 2013, Mr. Singer served as Chief Executive Officer of Snyder’s-Lance, Inc., a manufacturer and marketer of snack foods throughout the United States and internationally. He also served as the President and Chief Executive Officer of Lance, Inc. from 2005 until its merger with Snyder’s of Hanover, Inc. in 2010. From 1987 to 2005, Mr. Singer served as Chief Financial Officer of Coca-Cola Bottling Co. Consolidated, a beverage manufacturer and distributor. Prior to 1987, Mr. Singer was Vice President of Mellon Bank, N.A.

Specific Experience and Qualifications:

Corporate Management Experience and Financial Literacy	Served in senior leadership positions with large organizations and has experience with corporate management issues, including preparing or overseeing the preparation of financial statements

Chief Executive Officer Experience	Has experience in, and possesses an understanding of, business issues applicable to the success of a large publicly-traded company

Chief Financial Officer Experience	Possesses financial acumen and an understanding of financial matters and the preparation and analysis of financial statements

International Business Experience	Served in senior leadership positions with companies engaged in international business

Industry Experience	Served in senior leadership positions with companies in the consumer products industry

Corporate Governance Experience	Gained experience in corporate governance through service as a director of other public companies

Ann E. Ziegler

Senior Vice President and Chief Financial
Officer of CDW Corporation

Age: 57
Director Since: 2008
Committee Membership: Compensation,
Governance and Nominating

Other Current Directorships:
●Groupon, Inc.

Former Directorships Within the Past
Five Years:
●Kemper Corporation (formerly known
as Unitrin, Inc.)

Ms. Ziegler has served as Senior Vice President and Chief Financial Officer and a member of the executive committee of CDW Corporation, a leading provider of technology solutions for business, government, healthcare and education, since 2008. From 2005 until 2008, Ms. Ziegler served as Senior Vice President, Administration and Chief Financial Officer of Sara Lee Food and Beverage. From 2003 until 2005, she served as Chief Financial Officer of Sara Lee Bakery Group. From 2000 until 2003, she served as Senior Vice President, Corporate Development of Sara Lee.

Specific Experience and Qualifications:

Corporate Management Experience and Financial Literacy	Served in senior leadership positions with large organizations and has experience with corporate management issues, including preparing or overseeing the preparation of financial statements

Chief Financial Officer Experience	Possesses financial acumen and an understanding of financial matters and the preparation and analysis of financial statements

Industry Experience	Served in senior leadership positions with companies in the consumer products industry

Corporate Governance Experience	Gained experience in corporate governance through service as a director of other public companies

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Corporate Governance at Hanesbrands

How We Select our Directors

Process for Nominating Potential Director Candidates
The Governance and Nominating Committee is responsible for screening potential director candidates and recommending qualified candidates to the full Board of Directors for nomination. The Governance and Nominating Committee will consider director candidates proposed by the Chief Executive Officer, by any director or by any stockholder. From time to time, the Governance and Nominating Committee also retains search firms to assist it in identifying and evaluating director nominees. In evaluating potential director candidates, the Governance and Nominating Committee seeks to present candidates to the Board of Directors who have distinguished records of leadership and success in their arena of activity and who will make substantial contributions to the Board of Directors. The Governance and Nominating Committee considers the qualifications listed in our Corporate Governance Guidelines, which include:

●	personal and professional ethics and integrity;
●	diversity among the existing Board members, including racial and ethnic background and gender;
●	specific business experience and competence, including whether the candidate has experience in, and possesses an understanding of, business issues applicable to the success of a large publicly-traded company and whether the candidate has served in policy-making roles in business, government, education or other areas that are relevant to our global activities;
●	financial acumen, including whether the candidate, through education or experience, has an understanding of financial matters and the preparation and analysis of financial statements;
●	the ability to represent our stockholders as a whole;
●	professional and personal accomplishments, including involvement in civic and charitable activities;
●	experience with enterprise level risk management;
●	educational background; and
●	whether the candidate has expressed a willingness to devote sufficient time to carrying out his or her duties and responsibilities effectively and is committed to service on the Board of Directors.

Although we do not have a standalone policy regarding diversity in the nomination process, as noted above, diversity is one of the criteria that our Corporate Governance Guidelines require that our Governance and Nominating Committee consider in identifying and evaluating director nominees. In applying this criteria, the Governance and Nominating Committee and the Board consider diversity to also include differences of viewpoint, professional experience, education, skill and other individual qualities and attributes that contribute to an active, effective Board. The Governance and Nominating Committee evaluates the effectiveness of its activities under this policy through its annual review of Board composition, which considers whether the current composition of the Board adequately reflects the balance of qualifications discussed above, including diversity, prior to recommending nominees for election. In this regard, the Board believes that its efforts have been effective based on the current composition of the Board.

Our Corporate Governance Guidelines provide that no director may stand for re-election to the Board of Directors after he or she has reached the age of 72. However, our Governance and Nominating Committee has the authority to extend the retirement age of an individual director for up to two periods of one year each.

Any recommendation submitted by a stockholder to the Governance and Nominating Committee should include information relating to each of the qualifications outlined above concerning the potential candidate along with the other information required by our bylaws for stockholder nominations. The Governance and Nominating Committee applies the same standards in evaluating candidates submitted by stockholders as it does in evaluating candidates submitted by other sources. Suggestions regarding potential director candidates, together with the required information described above, should be submitted in writing to Hanesbrands Inc., 1000 East Hanes Mill Road, Winston-Salem, North Carolina 27105, Attention: Corporate Secretary. Stockholders who want to directly nominate a director for consideration at next year’s Annual Meeting should refer to the procedures described under “Stockholder Proposals and Director Nominations for Next Annual Meeting” on page 59.

Director Independence
In order to assist our Board of Directors in making the independence determinations required by New York Stock Exchange (“NYSE”) listing standards, the Board of Directors has adopted categorical standards of independence. These standards, which are contained in our Corporate Governance Guidelines, are available on our corporate website, www.Hanes.com/investors (in the “Investors” section). Ten of the eleven current members of our Board of Directors, Mr. Griffin, Mr. Johnson, Ms. Mathews, Mr. Moison, Mr. Moran,

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Mr. Mulcahy, Mr. Nelson, Mr. Schindler, Mr. Singer and Ms. Ziegler, are independent under NYSE listing standards and under our Corporate Governance Guidelines. In determining director independence, the Board of Directors did not discuss, and was not aware of, any related person transactions, relationships or arrangements that existed with respect to any of these directors.

Our Audit Committee’s charter requires that all of the members of the Audit Committee be independent under NYSE listing standards and the rules of the Securities Exchange Commission (“SEC”). The Board has determined that each of the members of our Audit Committee is an independent director under NYSE listing standards and meets the standards of independence applicable to audit committee members under applicable SEC rules.

Our Compensation Committee’s charter requires that all of the members of the Compensation Committee be independent under NYSE listing standards, including the enhanced independence requirements applicable to Compensation Committee members, “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code and the regulations thereunder. The Board has determined that each of the members of our Compensation Committee is an independent director under NYSE listing standards, a non-employee director within the meaning of Rule 16b-3 under the Exchange Act and an outside director within the meaning of Section 162(m) of the Internal Revenue Code.

Our Governance and Nominating Committee’s charter requires that all of the members of the Governance and Nominating Committee be independent under NYSE listing standards. The Board has determined that each of the members of our Governance and Nominating Committee is an independent director under NYSE listing standards.

The Board’s Role and Responsibilities

Overview
The Board of Directors is elected by our stockholders to oversee their interests in the long-term health and the overall success of the Company’s business. The Board serves as the ultimate decision-making body of the Company, except for those matters reserved to or shared with our stockholders. The Board oversees the business of the Company, as conducted by the members of Hanesbrands’ senior management. In carrying out its responsibilities, the Board reviews and assesses Hanesbrands’ long-term strategy and its strategic, competitive and financial performance.

In 2015, our Board of Directors met five times and also held regularly scheduled executive sessions without management, presided over by our Lead Director. In addition, during 2015 our Audit Committee met five times, our Compensation Committee met four times and our Governance and Nominating Committee met six times. Directors are expected to make every effort to attend the Annual Meeting, all Board meetings and the meetings of the Committees on which they serve. All of our directors at the time of our 2015 Annual Meeting of Stockholders attended that Annual Meeting. In 2015, each director also attended over 75% of the meetings of the Board and the Committees of which he or she was a member.

Risk Oversight
The Board as a whole is ultimately responsible for the oversight of our risk management function. The Board uses its committees to assist in its risk oversight function as follows:

The Board has delegated primary responsibility for the oversight of Hanesbrands’ risk management function to the Audit Committee.

The Audit Committee discusses policies with respect to risk assessment and risk management, including significant financial risk exposures and the steps our management has taken to monitor, control and report such exposures. Management of Hanesbrands undertakes, and the Audit Committee reviews and discusses, an annual assessment of Hanesbrands’ risks on an enterprise-wide basis.

The Compensation Committee is responsible for the oversight of risk associated with our compensation practices and policies.	The Governance and Nominating Committee is responsible for the oversight of Board processes and corporate governance related risks.

Our Board of Directors maintains overall responsibility for oversight regarding the work of its various committees by receiving regular reports from the committee Chairs of the work performed by their respective committees. In addition, discussions with the Board about the Company’s strategic plan, consolidated business results, capital structure, acquisition-related activities and other business include consideration of the risks associated with the particular item under consideration.

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Corporate Governance at Hanesbrands

Talent Management and Succession Planning
On an annual basis, our Board plans for succession to the position of Chief Executive Officer, as well as to certain other senior management positions. To assist the Board, our Chief Executive Officer annually provides the Board with an assessment of executives holding those senior management positions and of their potential to succeed him. Our Chief Executive Officer also provides the Board with an assessment of persons considered potential successors to those senior managers. The Board considers that information and their own impressions of senior management performance in planning for succession in key positions.

Communicating with our Board of Directors
Any stockholders or interested parties who wish to communicate directly with our Board, with our non-management directors as a group or with our Lead Director, may do so by writing to Hanesbrands Inc., 1000 East Hanes Mill Road, Winston-Salem, North Carolina 27105, Attention: Corporate Secretary. Stockholders and other interested parties also may communicate with members of the Board by sending an e-mail to our Corporate Secretary at corporate.secretary@hanes.com. To ensure proper handling, any mailing envelope or e-mail containing the communication intended for the Board must contain a clear notation indicating that the communication is a “Stockholder/Board Communication” or an “Interested Party/Board Communication.”

The Governance and Nominating Committee has approved a process for handling letters received by the Company and addressed to the Board, the Lead Director or to independent members of the Board. Under that process, our Corporate Secretary reviews all such correspondence and regularly forwards to the Board copies of all correspondence that, in her opinion, deals with the functions of the Board or its Committees or that she otherwise determines requires their attention. Advertisements, solicitations for business, requests for employment, requests for contributions, matters that may be better addressed by management or other inappropriate material will not be forwarded to our directors.

Board Structure and Processes

Board Leadership Structure
Our Corporate Governance Guidelines provide that the Governance and Nominating Committee will from time to time consider whether the positions of Chairman of the Board and Chief Executive Officer should be held by the same person or by different persons. In accordance with these provisions, during 2008, the Board, upon recommendation of the Governance and Nominating Committee, determined that Mr. Noll, our Chief Executive Officer, should also serve as Chairman of the Board, effective January 1, 2009. In connection with that decision, the Board created the position of Lead Director, also effective January 1, 2009. Mr. Nelson has served as our Lead Director since January 28, 2015.

We believe that Mr. Noll’s service as both Chairman of the Board and Chief Executive Officer puts him in the best position to execute our business strategy and business plans to maximize stockholder value. Because Mr. Noll has primary management responsibility with respect to the day-to-day business operations of the Company, he is best able to ensure that regular meetings of the Board are focused on the most important issues facing us at any given time. These issues can be very diverse, relating to, for example, our global supply chain, broad range of brands or multiple distribution channels. Our Board leadership structure also demonstrates to all of our stakeholders (stockholders, employees, communities and customers around the world) that we are under strong leadership, with Mr. Noll setting the tone and having primary responsibility for managing our worldwide operations. The manner in which the Board oversees risk management is not a factor in the Board’s choice of leadership structure.

The Lead Director and other independent directors actively oversee Mr. Noll’s management of our operations and execution of strategies set by the Board. They also take an active role in overseeing Hanesbrands’ management and key issues related to strategy, risk, integrity, compensation and governance. For example, only independent directors serve on the Audit Committee, Compensation Committee and Governance and Nominating Committee. Non-management and independent directors regularly hold executive sessions outside the presence of our Chief Executive Officer and other Hanesbrands employees. Finally, as detailed in the following summary, the Lead Director has many important duties and responsibilities that enhance the independent oversight of management.

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Corporate Governance at Hanesbrands

The Lead Director chairs all meetings of the non-management and independent directors in executive session and also has other authority and responsibilities, including:

●	presiding at all meetings of the Board of Directors in the absence of, or upon the request of, the Chairman of the Board;
●	advising the Chairman of the Board and/or the Corporate Secretary regarding the agendas for meetings of the Board of Directors;
●	calling meetings of the non-management and/or independent directors, with appropriate notice;
●	advising the Governance and Nominating Committee and the Chairman of the Board on the membership of the various Board committees and the selection of committee chairs;
●	advising the Chairman of the Board on the retention of advisors and consultants who report directly to the Board of Directors;
●	advising the Chairman of the Board and Chief Executive Officer, as appropriate, on issues discussed at executive sessions of non-management and/or independent directors;
●	with the Chairman of the Compensation Committee, reviewing with the Chief Executive Officer the non-management directors’ annual evaluation of his performance;
●	serving as principal liaison between the non-management and/or independent directors, as a group, and the Chairman of the Board, as necessary;
●	serving as principal liaison between the Board of Directors and Hanesbrands’ stockholders, as appropriate, after consultation with the Chief Executive Officer; and
●	selecting an interim lead independent director to preside over meetings at which he cannot be present.

We believe our Board’s current leadership structure is best suited to the needs of the Company at this time.

Board and Committee Evaluation Process
The Board has established a robust self-evaluation process for the Board and its committees. Our Corporate Governance Guidelines require the Board to annually evaluate its own performance. In addition, the charters of each of the Audit Committee, Compensation Committee and Governance and Nominating Committee requires the committee to conduct an annual performance evaluation. The Governance and Nominating Committee oversees the annual self-assessment process on behalf of the Board and the implementation of the annual self-assessments by the committees.

Each year, all Board members and all members of the Audit, Compensation and Governance and Nominating Committees complete a detailed confidential questionnaire. The questionnaire provides for quantitative ratings in key areas and also seeks comments from the directors. The Chair of the Governance and Nominating Committee reviews the responses with the chairs of the Audit and Compensation Committees. The Chair of the Governance and Nominating Committee also discusses the Board self-evaluation with the full Board. Matters requiring follow-up are addressed by the Chair of the Governance and Nominating Committee or the chairs of the Audit or Compensation Committee, as appropriate.

Committees of the Board of Directors
Our Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Governance and Nominating Committee. The following is a list of current committee memberships, which is accompanied by a description of each committee. The directors who are nominated for election as directors at the Annual Meeting will, if re-elected, retain the committee memberships described in the following list immediately following the Annual Meeting, and the chairs of the committees will also remain the same.

Committee Membership
Audit Committee	Compensation Committee	Governance and Nominating Committee
Bobby J. Griffin	James C. Johnson	James C. Johnson *
Jessica T. Mathews	J. Patrick Mulcahy	J. Patrick Mulcahy
Franck J. Moison	Ronald L. Nelson	Ronald L. Nelson
Robert F. Moran *	Andrew J. Schindler *	Andrew J. Schindler
David V. Singer	Ann E. Ziegler	Ann E. Ziegler

*	Chair of the committee

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Corporate Governance at Hanesbrands

AUDIT COMMITTEE

Members:	Mr. Moran, Chair Mr. Griffin Ms. Mathews Mr. Moison Mr. Singer

The Audit Committee is responsible for assisting the Board of Directors in fulfilling its oversight of:

●the integrity of our financial statements, financial reporting process and systems of internal accounting and financial controls;
●our compliance with legal and regulatory requirements;
●the independent auditors’ qualifications and independence; and
●the performance of our internal audit function and independent auditor.

The Audit Committee is also responsible for discussing policies with respect to risk assessment and risk management, including significant financial risk exposures and the steps our management has taken to monitor, control and report such exposures.

Under SEC rules and the Audit Committee’s charter, the Audit Committee must prepare a report that is to be included in our proxy statement relating to the annual meeting of stockholders or annual report on Form 10-K. This report is provided under “Audit Committee Report” on page 25. In addition, the Audit Committee must review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor and recommend, based on its review, that the Board of Directors include the annual financial statements in our annual report on Form 10-K.

COMPENSATION COMMITTEE

Members:	Mr. Schindler, Chair Mr. Johnson Mr. Mulcahy Mr. Nelson Ms. Ziegler

The Compensation Committee is responsible for assisting the Board of Directors in discharging its responsibilities relating to the compensation of our executive officers and the Chief Executive Officer performance evaluation process and for preparing a report on executive compensation that is to be included in our proxy statement relating to our annual meeting of stockholders. This report is provided under “Compensation Committee Report” on page 31.

The Compensation Committee is also responsible for:

●reviewing and approving the total compensation philosophy covering our executive officers and other key executives and periodically reviewing an analysis of the competitiveness of our total compensation practices in relation to those of our peer group;
●with respect to our executive officers other than Mr. Noll, reviewing and approving the base salaries, salary ranges and the salary increase program pursuant to our executive salary administration program, the applicable standards of performance to be used in incentive compensation plans and the grant of equity incentives;
●recommending changes in non-employee director compensation to the Board of Directors;
●reviewing proposed stock incentive plans, other long-term incentive plans, stock purchase plans and other similar plans, and all proposed changes to such plans;
●reviewing the results of any stockholder advisory votes regarding our executive compensation and recommending to the Board how to respond to such votes; and
●recommending to the Board whether to have an annual, biannual or triennial advisory stockholder vote regarding executive compensation.

The Chief Executive Officer’s compensation is approved by the independent members of the Board of Directors, upon the Compensation Committee’s recommendation.

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Corporate Governance at Hanesbrands

Compensation Committee Interlocks and Insider Participation. All members of the Compensation Committee during our 2015 fiscal year were independent directors, and no member was an employee or former employee of Hanesbrands. During our 2015 fiscal year, no member of the Compensation Committee had a relationship that must be described under SEC rules relating to disclosure of related party transactions and no interlocking relationship existed between our Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company.

GOVERNANCE AND NOMINATING COMMITTEE

Members:	Mr. Johnson, Chair Mr. Mulcahy Mr. Nelson Mr. Schindler Ms. Ziegler

The Governance and Nominating Committee is responsible for:

●identifying individuals qualified to serve on the Board of Directors, consistent with criteria approved by the Board of Directors;
●recommending that the Board of Directors select a slate of director nominees for election by our stockholders at our annual meeting of stockholders, in accordance with our charter and bylaws and with Maryland law;
●recommending candidates to the Board of Directors to fill vacancies on the Board or on any committee of the Board in accordance with our charter and bylaws and with Maryland law;
●evaluating and recommending to the Board of Directors a set of corporate governance policies and guidelines to be applicable to the Company;
●re-evaluating periodically such policies and guidelines for the purpose of suggesting amendments to them as appropriate; and
●overseeing annual Board and committee self-evaluations in accordance with NYSE listing standards.

Director Compensation

Annual Compensation
We compensated each non-employee director for service on our Board of Directors during 2015 as follows:

●	an annual cash retainer of $90,000, paid in quarterly installments;
●	an additional annual cash retainer of $20,000 for the chair of the Audit Committee (Mr. Moran), $20,000 for the chair of the Compensation Committee (Mr. Schindler) and $20,000 for the chair of the Governance and Nominating Committee (Mr. Johnson);
●	an additional annual cash retainer of $5,000 for each member of the Audit Committee other than the chair (Mr. Griffin, Ms. Mathews, Mr. Moison and Mr. Singer);
●	an additional annual cash retainer of $25,000 for the Lead Director (Mr. Nelson);
●	an annual grant of restricted stock units with a grant date fair value of approximately $125,000 that vest on the one-year anniversary of the grant date and are payable upon vesting in shares of Hanesbrands common stock; and
●	reimbursement of customary expenses for attending Board, committee and stockholder meetings.

Directors who are also our employees (Mr. Noll) receive no additional compensation for serving as a director.

In December 2015, after reviewing information about the compensation paid to non-employee directors at our peer group companies (our peer group companies are discussed in “How the Compensation Committee uses Peer Groups” on page 33), the Compensation Committee recommended, and the Board of Directors approved, an increase in the annual cash retainer from $90,000 to $95,000 and an increase in the grant date fair value of the annual grant of restricted stock units from $125,000 to $130,000. No other changes were made to our non-employee director compensation for 2016. The annual grant of restricted stock units for 2016 was made on December 8, 2015 and is reflected in the non-employee directors’ compensation for 2015.

The following table summarizes the compensation paid to our non-employee directors during the fiscal year ended January 2, 2016.

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Corporate Governance at Hanesbrands

Director Compensation — 2015

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2) (3) (4)	All Other Compensation ($)	Total ($)
Franck J. Moison (5)	$ 95,000	$ 254,955	—	$ 349,955
Ronald L. Nelson	115,000	129,990	—	244,990
James C. Johnson	110,000	129,990	—	239,990
Robert F. Moran	110,000	129,990	—	239,990
Andrew J. Schindler	110,000	129,990	—	239,990
Bobby J. Griffin	95,000	129,990	—	224,990
Jessica T. Mathews	95,000	129,990	—	224,990
David V. Singer	95,000	129,990	—	224,990
J. Patrick Mulcahy	90,000	129,990	—	219,990
Ann E. Ziegler	90,000	129,990	—	219,990

(1)	Amounts shown include deferrals to the Hanesbrands Inc. Non-Employee Director Deferred Compensation Plan, or the “Director Deferred Compensation Plan.”
(2)	The dollar values shown reflect the aggregate grant date fair value of awards during 2015, computed in accordance with Topic 718 of the FASB Accounting Standards Codification. The assumptions we used in valuing these awards are described in Note 5, “Stock-Based Compensation,” to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended January 2, 2016.
(3)	Amounts shown represent the grant date fair value of the annual grant of restricted stock units which was made on December 8, 2015 to each non-employee director serving on that date in consideration of his or her service on the Board of Directors in 2016. Equity awards are approved as a dollar amount, which on the grant date is converted into a specific whole number of restricted stock units. These restricted stock units vest on the one-year anniversary of the grant date and are payable immediately upon vesting in shares of our common stock on a one-for-one basis. The number of restricted stock units held by each then-current non-employee director (other than Mr. Moison) as of January 2, 2016 was 4,200. Mr. Moison held 8,644 restricted stock units as of January 2, 2016.
(4)	As of January 2, 2016, Ms. Ziegler held stock options to purchase 22,572 shares of common stock. No other non-employee director holds stock options.
(5)	Mr. Moison was elected to the Board of Directors on January 19, 2015. Mr. Moison’s compensation for 2015 included a grant of 4,444 restricted stock units on February 9, 2015. This grant of restricted stock units was intended to serve as the annual grant of restricted stock units for 2015, which was made to our other non-employee directors on December 9, 2014 and included in such directors’ 2014 compensation.

Director Deferred Compensation Plan
Under the Hanesbrands Inc. Non-Employee Director Deferred Compensation Plan (the “Director Deferred Compensation Plan”), a nonqualified, unfunded deferred compensation plan, our non-employee directors may defer receipt of all (but not less than all) of their cash retainers and/or awards of restricted stock units. At the election of the director, cash amounts deferred under the Director Deferred Compensation Plan will (i) earn a return equivalent to the return on an investment in an interest-bearing account earning interest based on the Federal Reserve’s published rate for five-year constant maturity Treasury notes at the beginning of the calendar year, which was 1.61% for 2015, or (ii) be deemed to be invested in a stock equivalent account (the “HBI Stock Fund”) and earn a return based on the total shareholder return of Hanesbrands’ stock. All awards of restricted stock units deferred under the Director Deferred Compensation Plan are deemed to be invested in the HBI Stock Fund. None of the investment options available in the Director Deferred Compensation Plan provide for “above-market” or preferential earnings as defined in applicable SEC rules. The amount payable to a participant will be payable either on the distribution date elected by the participant or upon the occurrence of certain events as provided under the Director Deferred Compensation Plan. A participant may designate one or more beneficiaries to receive any portion of the obligations payable in the event of death; however, neither a participant nor his or her beneficiary may transfer any right or interest in the Director Deferred Compensation Plan.

Director Stock Ownership and Retention Guidelines
We believe that all of our directors should have a significant ownership position in Hanesbrands. To this end, our non-employee directors receive a substantial portion of their compensation in the form of restricted stock units. In addition, to promote equity ownership and further align the interests of these directors with our stockholders, we have adopted stock ownership and retention guidelines for our non-employee directors. A non-employee director may not dispose of any shares of our common stock until such director holds shares of common stock with a value equal to at least five times the current annual equity retainer, and may then only dispose of shares in excess of those with that value. In addition to vested shares directly held by a non-employee director, shares held for such director in the Director Deferred Compensation Plan (including hypothetical share equivalents held in that plan) will be

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Corporate Governance at Hanesbrands

counted for purposes of determining whether the ownership requirements are met. All of our directors are in compliance with these stock ownership and retention guidelines.

Other Governance Information

Related Person Transactions
Our Board of Directors has adopted a written policy setting forth procedures to be followed in connection with the review, approval or ratification of “related person transactions.” For purposes of this policy, the phrase “related person transaction” refers to any financial transaction, arrangement or relationship in which Hanesbrands or any of its subsidiaries is a participant and in which any director, nominee for director or executive officer, or any of their immediate family members, has a direct or indirect material interest.

Each director, director nominee and executive officer must promptly notify our Chief Executive Officer and our Corporate Secretary in writing of any material interest that such person or an immediate family member of such person had, has or will have in a related person transaction. The Governance and Nominating Committee is responsible for the review and approval or ratification of all related person transactions involving a director, director nominee or executive officer. At the discretion of the Governance and Nominating Committee, the consideration of a related person transaction may be delegated to the full Board of Directors, another standing committee or to an ad hoc committee of the Board of Directors comprised of at least three members, none of whom has an interest in the transaction.

The Governance and Nominating Committee, or other governing body to which approval or ratification is delegated, may approve or ratify a transaction if it determines, in its business judgment, based on its review of the available information, that the transaction is fair and reasonable to us and consistent with our best interests. Factors to be taken into account in making a determination of fairness and reasonableness may include:

●	the business purpose of the transaction;
●	whether the transaction is entered into on an arm’s-length basis on terms fair to us; and
●	whether such a transaction would violate any provisions of our Global Code of Conduct.

If the Governance and Nominating Committee decides not to approve or ratify a transaction, the transaction may be referred to legal counsel for review and consultation regarding possible further action, including, but not limited to, termination of the transaction on a prospective basis, rescission of such transaction or modification of the transaction in a manner that would permit it to be ratified and approved by the Governance and Nominating Committee.

During 2015, there were no related person transactions, or series of similar transactions, involving us and our directors or executive officers.

Code of Ethics
Our Global Code of Conduct, which serves as our code of ethics, applies to all directors and officers and other employees of the Company and its subsidiaries. Any waiver of applicable requirements in the Global Code of Conduct that is granted to any of our directors, to our principal executive officer, to any of our senior financial officers (including our principal financial officer, principal accounting officer or controller) or to any other person who is an executive officer of Hanesbrands requires the approval of the Audit Committee. Any such waiver of or amendment to the Global Code of Conduct will be disclosed on our corporate website, www.Hanes.com/investors (in the “Investors” section) or in a current report on Form 8-K.

Corporate Governance Documents
Copies of the written charters for the Audit Committee, Compensation Committee and Governance and Nominating Committee, as well as our Corporate Governance Guidelines, Global Code of Conduct and other corporate governance information are available on our corporate website, www.Hanes.com/investors (in the “Investors” section).

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Audit Information

Proposal 2 —	Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee is directly responsible for the appointment (subject to ratification by the Company’s stockholders), retention, compensation, evaluation, oversight and termination the Company’s independent auditor. The Audit Committee has appointed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as our independent registered public accounting firm for our 2016 fiscal year. While not required by law, the Board of Directors is asking our stockholders to ratify the selection of PricewaterhouseCoopers as a matter of good corporate practice.

If the appointment of PricewaterhouseCoopers as our independent registered public accounting firm for our 2016 fiscal year is not ratified by our stockholders, the adverse vote will be considered a direction to the Audit Committee to consider another independent registered public accounting firm for next year. However, because of the difficulty in making any substitution of our independent registered public accounting firm so long after the beginning of the current year, the appointment for our 2016 fiscal year will stand, unless the Audit Committee finds other good reason for making a change.

PricewaterhouseCoopers has served as the Company’s independent registered public accounting firm since July 1, 2006. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of our independent registered public accounting firm. In addition, in conjunction with the mandated rotation of PricewaterhouseCoopers’ lead engagement partner, the Audit Committee oversees and confirms the selection of PricewaterhouseCoopers’ new lead engagement partner. The members of the Audit Committee and the Board believe that the continued retention of PricewaterhouseCoopers as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders.

Representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions. For additional information regarding our relationship with PricewaterhouseCoopers, please refer to “Relationship with Independent Registered Public Accounting Firm” on page 26.

Our Board of Directors unanimously recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers as our independent registered public accounting firm for our 2016 fiscal year.

24	|

Audit Information

Audit Committee Report
Hanesbrands’ Audit Committee is composed solely of independent directors meeting the requirements of applicable SEC and NYSE rules. Each of the members of the Audit Committee is independent and financially literate as required under applicable SEC rules and NYSE listing standards. In addition, the Board of Directors has determined that Mr. Moran and Mr. Singer possess the experience and qualifications required of an “audit committee financial expert” as defined by the rules of the SEC. No member of the Audit Committee serves on the audit committees of more than three public companies.

The key responsibilities of the Audit Committee are set forth in its charter, a copy of which is available on our corporate website, www.Hanes.com/investors (in the “Investors” section). The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight of:

●	the integrity of the Company’s financial statements, financial reporting process and systems of internal accounting and financial controls;
●	the Company’s compliance with legal and regulatory requirements;
●	the independent auditor’s qualifications and independence; and
●	the performance of the Company’s internal audit function and independent auditor.

Management is primarily responsible for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. PricewaterhouseCoopers, the Audit Committee-appointed independent registered public accounting firm for the fiscal year ended January 2, 2016, is responsible for expressing an opinion on the conformity of Hanesbrands’ audited financial statements with accounting principles generally accepted in the United States of America. In addition, PricewaterhouseCoopers expresses its opinion on the effectiveness of Hanesbrands’ internal control over financial reporting.

In this context, the Audit Committee:

●	Reviewed and discussed with management and PricewaterhouseCoopers the audited financial statements for the fiscal year ended January 2, 2016 (the “2015 Financial Statements”) and audit of internal control over financial reporting;
●	Discussed with PricewaterhouseCoopers the matters required to be discussed by the Statement of Auditing Standards No. 61 (Communication with Audit Committees), as amended by the AICPA professional standards, vol. 1 AU section 380, as adopted by the Public Company Oversight Board in Rule 3200T, which include, among other items, matters related to the conduct of the audit of the 2015 Financial Statements; and
●	Received the written disclosures and the letter from PricewaterhouseCoopers required by applicable requirements of the Public Company Accounting Oversight Board regarding their communications with the Audit Committee concerning independence and discussed with PricewaterhouseCoopers their independence from Hanesbrands.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the 2015 Financial Statements as audited by PricewaterhouseCoopers be included in Hanesbrands’ Annual Report on Form 10-K for the fiscal year ended January 2, 2016.

By the members of the
Audit Committee, consisting of:

Robert F. Moran, Chair	Bobby J. Griffin	Jessica T. Mathews	Franck J. Moison	David V. Singer

HANESBRANDS INC.	|	25

Audit Information

Relationship with Independent Registered Public Accounting Firm
The following table sets forth the fees billed to us by PricewaterhouseCoopers for services in the fiscal years ended January 2, 2016 and January 3, 2015:

	Fiscal Year Ended	Fiscal Year Ended
	January 2, 2016	January 3, 2015
Audit fees	$ 4,709,940	$ 4,446,570
Audit-related fees	93,900	7,800
Tax fees	447,555	467,900
All other fees	10,780	25,000
Total fees	$ 5,262,175	$ 4,947,270

In the above table, in accordance with applicable SEC rules, “Audit fees” include fees billed for professional services for the audit of our consolidated financial statements included in our annual report on Form 10-K and review of our financial statements included in our quarterly reports on Form 10-Q, fees billed for services that are normally provided by the principal accountant in connection with statutory and regulatory filings or engagements, fees related to services rendered in connection with securities offerings and fees for the audit of our internal control over financial reporting and consultations concerning financial accounting and reporting standards.

“Audit-related fees” are fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under the caption “Audit fees.” For the fiscal years ended January 2, 2016 and January 3, 2015, these fees primarily relate to attestation services rendered in connection with regulatory filings in certain foreign jurisdictions and various other services.

“Tax fees” for the fiscal years ended January 2, 2016 and January 3, 2015 include consultation, preparation and compliance services for domestic and certain foreign jurisdictions and consulting related to research and development credits.

“All other fees” for the fiscal years ended January 2, 2016 and January 3, 2015 include fees for a consulting project related to our environmental sustainability program.

Our Audit Committee pre-approves all services, including both audit and non-audit services, provided by our independent registered public accounting firm. For audit services (including statutory audit engagements as required under local country laws), the independent registered public accounting firm provides the Audit Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the year. The independent registered public accounting firm also submits an audit services fee proposal, which is approved by the Audit Committee before the audit commences. The Audit Committee may delegate the authority to pre-approve audit and non-audit engagements and the related fees and terms with the independent auditors to one or more designated members of the Audit Committee, as long as any decision made pursuant to such delegation is presented to the Audit Committee at its next regularly scheduled meeting. All audit and permissible non-audit services provided by PricewaterhouseCoopers to Hanesbrands during the fiscal years ended January 2, 2016 and January 3, 2015 were pre-approved by the Audit Committee.

26	|

Compensation Discussion and Analysis

Proposal 3 —	Advisory Vote to Approve Executive Compensation

Hanesbrands’ stockholders have the opportunity to cast a non-binding, advisory “say on pay” vote on our named executive officer compensation, as disclosed in this proxy statement. Based on the results of the stockholder advisory vote on the frequency of say on pay votes, which was held at the 2011 Annual Meeting of Stockholders, and based on the Board of Directors’ recommendation, Hanesbrands currently intends to hold such votes on an annual basis.

At our 2015 Annual Meeting of Stockholders, our stockholders overwhelmingly approved the compensation of Hanesbrands’ named executive officers. Our Board of Directors, and the Compensation Committee in particular, considered several factors in determining that the fundamental characteristics of Hanesbrands’ executive compensation program should continue this year, including the overwhelming support of our stockholders, the executive compensation programs of our peer group companies, our past operating performance and planned strategic initiatives.

We believe that our executive compensation philosophy, practices and policies have three essential characteristics. They are:

●	focused on aligning senior management and stockholder interests in a simple, quantifiable and unifying manner;
●	necessary to attract, retain and motivate the executive team to support the attainment of our business strategy and operating imperatives; and
●	reasonable in comparison to our peer group companies.

Stockholders are encouraged to review the “Compensation Discussion and Analysis” section beginning on page 28 for more information on our executive compensation program.

This advisory vote is not intended to address any specific element of compensation; rather, it relates to the overall compensation of our named executive officers, as well as the compensation philosophy, practices and policies described in this proxy statement. We are asking stockholders to approve the following advisory resolution:

“RESOLVED, that the stockholders approve the compensation of Hanesbrands’ named executive officers as disclosed in the proxy statement for Hanesbrands’ 2016 Annual Meeting of Stockholders, including the Compensation Discussion and Analysis and the executive compensation tables and related footnotes and narrative.”

Because this vote is advisory, it will not be binding on us or our Board of Directors, overrule any decision made by the Board of Directors or create or imply any additional duty for the Board. We recognize, nonetheless, that our stockholders have a fundamental interest in Hanesbrands’ executive compensation practices. Thus, the Compensation Committee may take into account the outcome of the vote when considering future executive compensation arrangements.

Our Board of Directors unanimously recommends a vote FOR approval, on an advisory basis, of the compensation of Hanesbrands’ named executive officers.

HANESBRANDS INC.	|	27

Compensation Discussion and Analysis

Compensation Highlights

Pay for Performance
At Hanesbrands, we emphasize a “pay-for-performance” culture, linking a substantial percentage of an executive’s compensation to our performance and stockholders’ value growth. Specifically:

●	To motivate our executive officers and align their interests with those of our stockholders, we provide annual incentives designed to reward our executive officers for the attainment of short-term goals and long-term incentives designed to reward them for increasing stockholder value over time.
●	Performance-based compensation generally represents approximately half of our named executive officers’ total target direct compensation.
●	Our compensation program is designed to reward exceptional and sustained performance. By combining a three-year vesting period for equity awards with a mandatory one-year holding period following vesting (and policies prohibiting hedging or pledging of such shares), a substantial portion of the value of our executives’ compensation package is tied to changes in our stock price, and therefore at-risk, for a significant period of time. The Compensation Committee believes this design provides an effective way to link executive compensation to long-term stockholder returns.

Elements of 2015 Compensation
Our named executive officers’ compensation for 2015 consisted principally of the following elements:

Base Salary	●Fixed compensation component ●Reflects the individual responsibilities, performance and experience of each named executive officer	●Provides a fixed base of cash compensation for fulfillment of fundamental job responsibilities
Annual Incentive Plan (“AIP”) Awards	●Performance-based cash compensation ●Payout determined based on Company performance against pre-established metrics	●Motivates performance by linking compensation to the achievement of key objectives that contribute to accomplishing consistent and strategic annual results
Long-Term Incentive Program (“LTIP”) Awards
●Performance-based and time-vested compensation
●Performance Share Awards (“PSAs”) (50% of LTIP opportunity)
●Shares eligible for vesting three years after grant date based on 2015 Company performance against pre-established metrics
●Restricted Stock Unit Awards (“RSUs”) (50% of LTIP opportunity)
●Ratable vesting over a three-year service period
●Mandatory one-year holding period following vesting for all LTIP awards
●Encourages behavior that enhances the long-term growth, profitability and financial success of the Company, aligns executives’ interests with our stockholders and supports retention objectives

In addition, we provide health, welfare and retirement plans that promote employee health and support employees in attaining financial security. We also provide severance benefits under limited circumstances. These severance benefits, which provide our named executive officers with income protection in the event employment is terminated without cause or following a change in control, support our executive retention goals and encourage our named executive officers’ independence and objectivity in considering potential change in control transactions. See “Post-Employment Compensation” on page 38 for additional details.

2015 Compensation Mix
The mix of compensation elements that we offer is intended to further our goals of:

●	achieving consistent and strategic annual results and long-term business objectives;
●	using an appropriate mix of cash and equity;
●	emphasizing a “pay-for-performance” culture by linking a substantial percentage of an executive’s compensation to our performance and stockholders’ value growth;
●	effectively managing the cost of programs by delivering a meaningful portion of executive pay in variable, performance-based compensation; and
●	providing a balanced total compensation program to ensure senior management is not encouraged to take unnecessary and excessive risks that may harm the Company.

28	|

Compensation Discussion and Analysis

Our emphasis on variable, performance-based pay is reflected in the following chart, which illustrates the 2015 total target direct compensation mix for our Chief Executive Officer and our other named executive officers (“NEOs”).

2015 Total Target Direct Compensation

The percentage of our Chief Executive Officer’s variable, performance-based pay is the highest of our named executive officers, reflecting Mr. Noll’s highest level of responsibility and accountability for results. Performance-based pay comprises a substantial portion of all of our named executive officers’ total target direct compensation. Because this performance-based pay depends on Hanesbrands’ achievement of key annual results and strategic long-term business objectives, our named executive officers’ actual compensation could be significantly less—or more—than the targeted levels.

CEO Potential Compensation Scenarios (Percentage of Total Compensation)

HANESBRANDS INC.	|	29

Compensation Discussion and Analysis

2015 Performance Criteria
The Compensation Committee chose to use sales growth, earnings per share growth excluding actions (“EPS-XA”), and cash flow from operations as performance criteria for our named executive officers’ 2015 performance-based pay opportunities, as follows:

2015 Performance Highlights*
(Dollars in Thousands, except EPS-XA)

	Fiscal Year Ended
	January 2, 2016	January 3, 2015	% Change
Sales	$ 5,731,549	$ 5,324,746	8%
EPS-XA **	$ 1.66	$ 1.42	17%
Cash flow from Operations	$ 227,007	$ 508,090	(55%	)

*	In the interest of maintaining consistent disclosure of our performance criteria and metrics, we have adjusted our fiscal 2014 financial results described throughout this proxy statement to reflect changes resulting from our four-for-one stock split on March 3, 2015.
**	As in prior years and consistent with the terms of our Omnibus Incentive Plan, in measuring the attainment of EPS-XA growth for 2015, the Compensation Committee excluded the impact of charges for restructurings, acquisitions, extraordinary items and other unusual or non-recurring items, and the cumulative effects of tax or accounting charges, each as identified in our financial statements or other SEC filings. EPS-XA, as well as adjusted operating profit (which is discussed below), are non-GAAP financial measures, some of which are used as performance measures in our executive compensation programs. On a GAAP basis, diluted EPS was $1.06 in 2015 and $0.99 in 2014. Operating profit, calculated on a GAAP basis, was $595 million in 2015 and $564 million in 2014. We have chosen to provide these non-GAAP financial measures to investors to enable additional analyses of past, present and future performance and as a supplemental means of evaluating company operations. For a reconciliation to the most directly comparable GAAP financial measures, see Appendix A.

We achieved the following financial and strategic results in 2015:

●	Net sales in 2015 were $5.7 billion, compared with $5.3 billion in 2014, representing an 8% increase.
●	Adjusted operating profit was $861 million in 2015 compared with $763 million in 2014, representing a 13% increase.
●	Earnings per share, excluding actions was $1.66 in 2015, compared with $1.42 in 2014, representing a 17% increase.
●

We acquired Knights Apparel, a leading seller of licensed collegiate logo apparel primarily in the mass retail channel. We believe the acquisition, when combined with our Gear For Sports business, will create a commercial business that will take advantage of combined expertise in brand building, marketing, graphic design, licensing relationships, supply chain and retailer relationships across channels.

●	As part of our cash deployment strategy, we paid four quarterly dividends of $0.10 per share and also repurchased approximately 12 million shares of our stock.

As a result of our performance for the fiscal year ended January 2, 2016, each of our named executive officers earned, in the aggregate, 120% of the target amounts for their performance-based pay opportunities.

30	|

Compensation Discussion and Analysis

Best Practices in Executive Compensation
Hanesbrands’ executive compensation practices include a number of features we believe reflect responsible compensation and governance practices and promote the interests of stockholders.

Our practices include:

●Performance-based pay - At least half of our named executive officers’ long-term incentive compensation is performance-based and must be earned every year based on objective, challenging performance criteria and metrics.
●Significant vesting periods - Equity awards made to our executive officers fully vest over a period of not less than three years.
●Holding requirement - We require all Hanesbrands senior executives, including our named executive officers, to retain 100% of the net after-tax shares of Hanesbrands stock received through the exercise of options or the vesting of restricted stock units or other equity awards granted after December 1, 2010 for at least one year from the date of exercise or vesting.
●Robust stock ownership guidelines - Our Chief Executive Officer’s stock ownership guideline is six times his base salary, and the ownership guideline for our other named executive officers is three times his or her base salary. Until the guideline is met, an executive is required to retain 50% of any shares received (on a net after-tax basis) under our stock-based compensation plans.
●Clawback policy - We have adopted a clawback policy that allows us to recover cash and equity-based incentive compensation in the event we are required to prepare an accounting restatement due to material noncompliance with any financial requirement under the securities laws.
●Prohibition on hedging and pledging - Our insider trading policy prohibits all of our directors, officers and employees from pledging our securities or engaging in “short sales” or “sales against the box” or trading in puts, calls, warrants or other derivative instruments on our securities.
●Engagement of an independent compensation consultant - Our Compensation Committee engages an independent compensation consultant, who provides no other services to us, to advise on executive and non-employee director compensation matters. The independent compensation consultant reports to the Compensation Committee, who has the exclusive authority to retain or terminate the consultant.

Our practices exclude:

●Repricing or replacing of underwater stock options or stock appreciation rights without stockholder approval
●Providing excessive perquisites to executives
●Employment agreements for our named executive officers
●Single trigger change in control severance payments
●Gross up payments to cover personal income taxes (other than due on relocation reimbursements as provided under a broad-based program) or excise taxes that pertain to executive or severance benefits (other than pursuant to change in control agreements entered into prior to December 1, 2010)

Compensation Committee Report
The Compensation Committee reviews and approves Company compensation programs on behalf of the Board. In fulfilling its oversight responsibilities, the committee reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and Hanesbrands’ Annual Report on Form 10-K.

By the members of the
Compensation Committee, consisting of:

Andrew J. Schindler, Chair	James C. Johnson	J. Patrick Mulcahy	Ronald L. Nelson	Ann E. Ziegler

HANESBRANDS INC.	|	31

Compensation Discussion and Analysis

Overview
This compensation discussion and analysis provides information about our compensation objectives and principles for our named executive officers, who for our 2015 fiscal year were:

Richard A. Noll	Chairman and Chief Executive Officer
Gerald W. Evans, Jr.	Chief Operating Officer
Richard D. Moss	Chief Financial Officer
Joia M. Johnson	Chief Legal Officer, General Counsel and Corporate Secretary
W. Howard Upchurch	Group President, Innerwear Americas

Our compensation discussion and analysis also contains details about how and why significant compensation decisions were made and places in context the information contained in the tables that follow this discussion.

Listed below are several terms that we frequently use in discussing our executive compensation program:

Frequently Used Terms
AIP	Annual Incentive Plan
EPS-XA	Earnings per share excluding actions
LTIP	Long-Term Incentive Program
PSA	Performance Share Award
RSU	Restricted Stock Unit
SERP	Supplemental Employee Retirement Plan

How We Make Executive Compensation Decisions
The Compensation Committee, advised by its independent compensation consultant, is responsible for overseeing and approving the executive compensation program for the Company’s executive officers, including our named executive officers.

Frederic W. Cook & Co., or “FW Cook,” serves as the Compensation Committee’s executive compensation consultant. FW Cook reports directly to the Compensation Committee, and the committee has the sole authority to terminate or replace FW Cook at any time. FW Cook assists in the development of compensation programs for our executive officers and our non-employee directors by providing information about compensation by our peer group companies (which are described in “How the Compensation Committee uses Peer Groups” on page 33), relevant market trend data, information on current issues in the regulatory environment, recommendations for program design and best practices and corporate governance guidance.

The Compensation Committee realizes that it is essential to receive objective advice from its compensation advisors. Prior to the retention of a compensation consultant or any other external advisor, and from time to time as the Committee deems appropriate, the Compensation Committee assesses the independence of the advisor from management, taking into consideration all factors relevant to the advisor’s independence, including the factors specified in NYSE listing standards. The Compensation Committee has assessed the independence of FW Cook based on these criteria and concluded that FW Cook’s work for the committee does not raise any conflict of interest.

At the direction of the Compensation Committee, our management has worked with FW Cook to prepare information about the compensation competitiveness of our executive officers. Our Chief Executive Officer uses this information to make recommendations to the Compensation Committee regarding compensation of these officers, other than himself, and FW Cook provides guidance to the Compensation Committee about those recommendations. FW Cook also makes independent recommendations to the Compensation Committee regarding the compensation of our Chief Executive Officer without the foreknowledge of management. The Compensation Committee uses this information and considers these recommendations in making decisions about executive compensation for all of our executive officers. All decisions regarding compensation of executive officers (other than our Chief Executive Officer) are made solely by the Compensation Committee. The Chief Executive Officer’s compensation is approved by the independent members of the Board of Directors, after reviewing the Compensation Committee’s recommendation.

32	|

Compensation Discussion and Analysis

The Compensation Committee uses judgment when making compensation decisions and reviews executive pay from a holistic perspective, including reference to compensation peer group pay practices and norms, general industry pay levels as gathered from publicly-available survey sources, individual performance, experience, strategic importance of the position to Hanesbrands and internal equity considerations.

In making compensation decisions, the Compensation Committee:

Determines the competitive market for total target direct compensation for each named executive officer	Evaluates the allocation among the various elements of compensation, including base salary, AIP and LTIP compensation	Determines the appropriate balance of time-based and performance-based equity compensation within each named executive officer’s LTIP opportunity

How the Compensation Committee uses Peer Groups
To determine what constitutes a “competitive” compensation package, the Compensation Committee generally considers total target direct compensation, as well as the allocation among those elements of compensation, at our peer group companies. Because of significant differences in the pay practices of our peer group companies, the Compensation Committee does not view this market data as a prescriptive determinant of individual compensation. Rather, it is used by the Compensation Committee as a general guide in its decisions on the amount and mix of total target direct compensation. Ultimately, named executive officer compensation is based on the Compensation Committee’s judgment, taking into account factors further described in this Compensation Discussion and Analysis that are particular to Hanesbrands and our named executive officers, including, most importantly, actual performance.

The Compensation Committee, with assistance from FW Cook, establishes the Company’s peer group that is used for market comparison purposes.

We seek to identify peer group companies:

that have comparable business models and strategy;
with whom we compete for talent, capital and customers; and
that are of a similar size and complexity.

In selecting new peer companies and evaluating the continued inclusion of current peers, the Compensation Committee also considers companies:

In apparel and/or other general consumer product (non-durable goods) industries	With multiple distribution channels, such as wholesale, retail and e-commerce	Of a similar revenue size, market capitalization and margins	That consider us to be a peer for compensation purposes plus the peer companies identified by our apparel peer companies	Used by us for financial comparison purposes	Used in the most recent Institutional Shareholder Services (“ISS”) peer group for purposes of the chief executive officer pay-for-performance test

HANESBRANDS INC.	|	33

Compensation Discussion and Analysis

During 2014, the Compensation Committee considered the composition of our peer group in light of these parameters and made no changes to the group as compared to the peer group used in 2013 for purposes of determining 2014 compensation, with the exception of the elimination of Jones Apparel Group, Inc., which was acquired during 2014. The peer group used by the Compensation Committee for purposes of determining 2015 compensation consisted of the following 17 companies:

Peer Group
Apparel Companies	Consumer Products Companies
American Eagle Outfitters, Inc.	The Clorox Company
Carter’s Inc.	Energizer Holdings, Inc.
Gildan Activewear, Inc.	Fortune Brands Home & Security, Inc.
Kate Spade & Co.	Hasbro, Inc.
L Brands, Inc.	The Hershey Company
PVH Corp.	Jarden Corporation
Quiksilver, Inc.	Mattel, Inc.
V.F. Corporation	Newell Rubbermaid Inc.
Stanley Black & Decker, Inc.

Elements of 2015 Executive Compensation

Total Target Direct Compensation
The following table shows base salary, AIP and LTIP compensation at the target level for each of our named executive officers for 2016, 2015 and 2014 as approved by our Compensation Committee. This table presents information that is supplemental to, and should not be considered a substitute for, the information contained in the Summary Compensation Table that appears under “Summary Compensation Table” on page 43. This table is not required by SEC rules. However, we have chosen to include it to help investors better understand the total target direct compensation levels of our named executive officers for the two most recent years reflected in our Summary Compensation Table and for the current year. No information is provided for Mr. Upchurch for 2013 because he first became a named executive officer in 2014.

In December 2014, using the methodology discussed under “How We Make Executive Compensation Decisions” on page 32, the Compensation Committee determined the total target direct compensation levels of our named executive officers for 2015, as well as the relative mix of base salary, AIP opportunity and LTIP opportunity for those executives. When setting Mr. Noll’s total target direct compensation level for 2015, the Compensation Committee considered the total compensation opportunity for chief executive officers at our peer group companies, our sustained operating performance and returns to stockholders, and Mr. Noll’s strong leadership and accomplishments. Based on these factors, our Compensation Committee determined to increase Mr. Noll’s 2015 total target direct compensation by approximately 8%, maintaining his base salary and target AIP opportunity at $1,200,000 and $1,800,000, respectively, while increasing his target LTIP opportunity from $5,500,000 to $6,200,000.

Change in CEO Total Target Direct Compensation (in millions)

34	|

Compensation Discussion and Analysis

Following a market review of pay practices at our peer group companies and considering changes to the scope of certain officers’ individual responsibilities, the Compensation Committee also approved the following modest increases to the 2015 total target direct compensation levels for our other named executive officers:

●

Mr. Evans’ total target direct compensation for 2015 was increased by approximately 3%. No changes were made to his base salary or target AIP opportunity; however, his target LTIP opportunity for 2015 was increased from $2,000,000 to $2,100,000.

●

Mr. Moss’ total target direct compensation for 2015 was increased by approximately 4%. No changes were made to his base salary or target AIP opportunity; however, his target LTIP opportunity for 2015 was increased from $1,150,000 to $1,250,000.

●

Ms. Johnson’s total target direct compensation for 2015 was increased by approximately 2%. No changes were made to her base salary or target AIP opportunity; however, her LTIP opportunity for 2015 was increased from $875,000 to $905,000.

●

Mr. Upchurch’s total target direct compensation for 2015 was increased by approximately 4%. His base salary was increased from $515,000 to $525,000, his target AIP opportunity for 2015 was increased from $437,750 to $446,250 and his target LTIP opportunity for 2015 was increased from $875,000 to $925,000.

Our Compensation Committee typically approves, at its December meeting, LTIP awards that are intended to serve as equity incentive compensation for the following fiscal year. On December 8, 2015, the Compensation Committee approved the 2016 LTIP awards. The PSAs and RSUs that comprise the 2016 LTIP awards were granted to the named executive officers on such date. The table below includes the target value of the 2016 LTIP awards in the row for fiscal year 2016, as this corresponds to the analysis undertaken by the Compensation Committee in determining total target direct compensation. Under SEC rules, however, we are required to include the grant date fair value of equity awards in the fiscal year in which the award is granted. Therefore, in the Summary Compensation Table on page 43, the grant date fair value for the 2016 LTIP awards is included in the stock awards column for fiscal year 2015.

For a discussion of 2016 compensation information reflected in the table below, see “2016 Compensation Decisions” on page 39.

		Annual Compensation at Target				Long-Term Compensation at Target
Name	Year	Base Salary/% of Value of Total Target Direct Compensation		Value at Target of AIP Compensation/% of Value of Total Target Direct Compensation		Value at Target of LTIP Compensation/% of Value of Total Target Direct Compensation		Value of Total Target Direct Compensation
Richard A. Noll	2016	$1,200,000	10.7%	$1,800,000	16.1%	$8,200,000	73.2%	$11,200,000
	2015	1,200,000	13.0	1,800,000	19.6	6,200,000	67.4	9,200,000
	2014	1,200,000	14.1	1,800,000	21.2	5,500,000	64.7	8,500,000
Gerald W. Evans, Jr.	2016	850,000	20.5	850,000	20.5	2,450,000	59.0	4,150,000
	2015	750,000	20.8	750,000	20.8	2,100,000	58.4	3,600,000
	2014	750,000	21.4	750,000	21.4	2,000,000	57.2	3,500,000
Richard D. Moss	2016	575,000	22.1	575,000	22.1	1,450,000	55.8	2,600,000
	2015	575,000	24.0	575,000	24.0	1,250,000	52.0	2,400,000
	2014	575,000	25.0	575,000	25.0	1,150,000	50.0	2,300,000
Joia M. Johnson	2016	515,000	26.9	437,750	22.9	960,000	50.2	1,912,750
	2015	515,000	27.7	437,750	23.6	905,000	48.7	1,857,750
	2014	515,000	28.2	437,750	24.0	875,000	47.9	1,827,750
W. Howard Upchurch	2016	525,000	27.7	446,250	23.5	925,000	48.8	1,896,250
	2015	525,000	27.7	446,250	23.5	925,000	48.8	1,896,250
	2014	515,000	28.2	437,750	24.0	875,000	47.9	1,827,750

HANESBRANDS INC.	|	35

Compensation Discussion and Analysis

Criteria and Metrics for our Compensation Program
A significant portion of the compensation that our named executive officers may earn is subject to the achievement of Company-wide performance metrics. We believe that the performance of our executive officers is best viewed through their contributions to long-term stockholder value as reflected by achievement of annual performance metrics that our Compensation Committee believes to be drivers of our performance. We use quantifiable performance criteria that are easily calculated and easily understood and that reinforce teamwork and internal alignment.

For 2015, the elements of our executive compensation program subject to the achievement of performance metrics consisted of:

●	the AIP; and
●	the PSA portion of LTIP compensation.

Percentage Payout of Target Incentive Compensation

Executive officers can earn incentive compensation equal to 10% of their targeted amount for performance at the threshold level, 100% of their targeted amount for performance at the target level and 200% of their targeted amount for performance at or above the maximum level. No incentive compensation is payable if performance is below the threshold level. Incentive compensation is payable on a straight line basis for performance between the threshold level and the target level, as well as between the target level and the maximum level.

The amounts earned by our named executive officers under the performance-based elements of our compensation program are based solely on our performance against pre-established criteria and metrics. The Compensation Committee selects criteria and metrics that have generally remained constant from year to year and that it considers to be key performance drivers that are most important to our stockholders, supplementing those criteria and metrics from time to time as the Compensation Committee deems necessary. For criteria used by the Compensation Committee over multiple years, the Compensation Committee has set metrics that require consistent year over year improvement in performance.

The performance criteria and metrics approved by the Compensation Committee for 2015 were as follows:

2015 Performance Criteria and Metrics
Criteria	Weighting	Threshold	Target	Maximum	FY2015 Results
Sales (growth compared to prior year)	20%	0%	3%	6%	8%
EPS-XA* (growth compared to prior year)	40%	0%	8%	16%	17%
Cash Flow from Operations	40%	$400 million	$600 million	$800 million	$227 million

*       EPS-XA is a non-GAAP financial measure. For a reconciliation to the most directly comparable GAAP financial measure, see Appendix A.

As in prior years and consistent with the terms of our Omnibus Incentive Plan, in measuring attainment of EPS-XA growth for 2015, the Compensation Committee excluded the impact of charges for restructurings, acquisitions, extraordinary items and other unusual or non-recurring items, and the cumulative effects of tax or accounting changes, each as identified in our financial statements or other SEC filings.

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Compensation Discussion and Analysis

As a result of our performance for the fiscal year ended January 2, 2016, each of our named executive officers earned, in the aggregate, 120% of the target amounts for their 2015 performance-based pay opportunities.

Base Salary
We pay base salary to attract talented executives and to provide a fixed base of cash compensation for fulfillment of fundamental job responsibilities. The base salaries for our named executive officers are determined based on their experience and the scope of their responsibilities, both on an individual basis and in relation to the experience and scope of responsibilities of other executives. The Compensation Committee also considers the practices of the companies in our peer group. These factors result in different compensation levels among the named executive officers. Base salaries are adjusted periodically (but generally not every year) as part of the Compensation Committee’s annual review of total target direct compensation to reflect individual responsibilities, performance and experience, as well as market compensation levels.

Annual Incentive Plan (AIP)
The AIP is designed to motivate performance by linking a portion of our named executive officers’ compensation to the achievement of key annual results.

As discussed in “Criteria and Metrics for our Compensation Program” on page 36, the performance criteria for the AIP for 2015 were sales growth, EPS-XA growth and cash flow from operations. As a result of our performance for the fiscal year ended January 2, 2016, each of our named executive officers earned AIP payments at 120% of their target amounts.

Long-Term Incentive Program (LTIP)
The Compensation Committee currently uses equity grants as the primary means of providing long-term incentives to our named executive officers. These LTIP awards are designed to encourage behaviors that drive the long-term growth, profitability and financial success of the Company, align executives’ interests with our stockholders and support retention objectives. As discussed in “Criteria and Metrics for our Compensation Program” on page 36, the performance criteria for the PSAs included in the LTIP awards for 2015 were sales growth, EPS-XA growth and cash flow from operations.

For 2015, two types of LTIP grants were awarded to our named executive officers:

●	PSAs; and
●	time-vested RSUs.

For 2015, 50% of the value of the LTIP opportunity consisted of PSAs and 50% of the value consisted of RSUs. The terms of these awards are described below:

*	The actual value realized by our named executive officers as result of their 2015 PSA and RSU grants will depend on our stock price on the respective vesting date of each award.

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Compensation Discussion and Analysis

Our Compensation Committee typically approves, at its December meeting, LTIP awards that are intended to serve as equity incentive compensation for the following fiscal year. On December 9, 2014, the Compensation Committee approved the 2015 LTIP awards, and the PSAs and RSUs that comprise the 2015 LTIP awards were granted to the named executive officers on such date. Pursuant to SEC rules we are required to include the grant date fair value of equity awards in the fiscal year in which the award is granted. Therefore, in the Summary Compensation Table on page 43, the grant date fair value for the 2015 LTIP awards is included in the stock awards column for fiscal year 2014.

Post-Employment Compensation
Our named executive officers are eligible to receive post-employment compensation pursuant to the Hanesbrands Inc. Pension Plan, or the “Pension Plan,” and our defined contribution retirement program, which consists of the 401(k) Plan and the Hanesbrand Inc. Supplemental Employee Retirement Plan, or the “SERP,” and pursuant to Severance/Change in Control Agreements, or “Severance Agreements.” Each of these arrangements is discussed below.

Pension Plan
The Pension Plan is a defined benefit pension plan under which benefits have been frozen since December 31, 2005, intended to be qualified under Section 401(a) of the Internal Revenue Code, that provides the benefits that had accrued for any of our employees, including our named executive officers, as of December 31, 2005 under a plan maintained by our former parent company prior to our becoming an independent public company. Because the Pension Plan is frozen, no additional employees became participants in the Pension Plan after December 31, 2005, and existing participants in the Pension Plan do not accrue any additional benefits after December 31, 2005.

Defined Contribution Retirement Program
Our defined contribution retirement program consists of the 401(k) Plan and the SERP.

Under the 401(k) Plan, our named executive officers and generally all full-time domestic exempt and non-exempt salaried employees may contribute a portion of their compensation to the plan on a pre-tax basis and receive a matching employer contribution of up to a possible maximum of 4% of their eligible compensation not in excess of certain dollar limits mandated by the Internal Revenue Code. In addition, we may make a discretionary employer contribution to exempt and non-exempt salaried employees of up to an additional 4% of their eligible compensation.

The SERP is a nonqualified supplemental retirement plan that provides two types of benefits:

●	First, the “Defined Contribution Component” of the SERP provides for employer contributions to employees whose compensation exceeds a threshold set by the Internal Revenue Code. Although, as described above, the 401(k) Plan provides for employer contributions to our named executive officers at the same percentage of their eligible compensation as provided for all employees who participate in the 401(k) Plan, compensation and benefit limitations imposed on the 401(k) Plan by the Internal Revenue Code generally prevent us from making the entire amount of the employer contributions contemplated by the 401(k) Plan with respect to any employee whose compensation exceeds a threshold set by Internal Revenue Code provisions, which threshold was $265,000 for 2015. The SERP provides to those employees whose compensation exceeds this threshold, including our named executive officers, benefits that would be earned under the 401(k) Plan but for these limitations.
●	Second, the “Defined Benefit Component” of the SERP provides benefits consisting of those supplemental retirement benefits that had been accrued as of December 31, 2005 under a plan maintained by our former parent company prior to our becoming an independent public company.

Severance Agreements
We have entered into Severance Agreements with all of our named executive officers. Severance Agreements help us attract and retain key talent and also provide important protections to us by discouraging our key executives from competing with us or soliciting our customers or employees for a specified period of time following termination. The Severance Agreements provide our named executive officers with benefits upon the involuntary termination of their employment other than for wrongful behavior or misconduct. The Severance Agreements also contain change in control benefits for these officers to help keep them focused on their work responsibilities during the uncertainty that accompanies a potential change in control and provide benefits for a period of time after a change in control transaction. We believe the levels of benefits offered by the Severance Agreements are appropriate and

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Compensation Discussion and Analysis

competitive. Compensation that could potentially be paid to our named executive officers pursuant to the Severance Agreements is described under “Potential Payments upon Termination or Change in Control” on page 51. Each agreement continues in effect unless we give at least 18 months’ prior written notice that the agreement will not be renewed. In addition, if a change in control occurs during the term of the agreement, the agreement will automatically continue for two years after the end of the month in which the change in control occurs.

Benefit Plans and Arrangements
Our named executive officers are eligible to participate in certain of our other employee benefits plans and arrangements. These consist of the Hanesbrands Inc. Executive Deferred Compensation Plan (the “Executive Deferred Compensation Plan”), the Hanesbrands Inc. Executive Life Insurance Plan (the “Life Insurance Plan”), and the Hanesbrands Inc. Executive Disability Plan (the “Disability Plan”). In general, these benefits are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death and to enable executives to save for future financial needs in a tax efficient manner.

Under the Executive Deferred Compensation Plan, a group of approximately 220 U.S.-based employees, generally at the director level and above, including our named executive officers, may defer receipt of cash and equity compensation. This benefit offers tax advantages to eligible employees, permitting them to defer payment of their compensation and defer taxation on that compensation until a future date.

The Life Insurance Plan provides life insurance benefits to a group of approximately 75 U.S.-based employees, generally at the level of vice president or above, including our named executive officers, who contribute materially to our continued growth, development and future business success. The Life Insurance Plan, which includes both a death benefit and a cash value, provides life insurance coverage during active employment in an amount equal to three times annual base salary, and, depending on the performance of investments in the plan, may offer continuing coverage following retirement. The Life Insurance Plan also provides executives with the opportunity to make voluntary, after-tax contributions that may be allocated by the executive into a range of investment options.

The Disability Plan provides long-term disability benefits for a group of approximately 75 U.S.-based employees, generally at the level of vice president and above, including our named executive officers. If an eligible employee becomes totally disabled, the program will provide a monthly disability benefit equal to 1/12 of the sum of (i) 75% of the employee’s annual base salary up to an amount not in excess of $500,000 and (ii) 50% of the three-year average of the employee’s annual short-term incentive payments up to an amount not in excess of $250,000. The maximum monthly disability benefit is $41,667 and is reduced by any disability benefits that an employee is entitled to receive under Social Security, workers’ compensation, a state compulsory disability law or another plan of Hanesbrands providing benefits for disability.

2016 Compensation Decisions
In December 2015, using the methodology discussed under “How We Make Executive Compensation Decisions” on page 32, the Compensation Committee determined the total target direct compensation levels of our named executive officers for 2016, as well as the relative mix of base salary, AIP opportunity and LTIP opportunity for those executives.

When setting Mr. Noll’s total target direct compensation level for 2016, the Compensation Committee considered the total compensation opportunity for chief executive officers at our peer group companies, our sustained operating performance and returns to stockholders, and Mr. Noll’s strong leadership and accomplishments. Based on those factors, our Compensation Committee recommended, and the Board approved, an increase in Mr. Noll’s total target direct compensation of approximately 22%, maintaining his base salary and target AIP opportunity at $1,200,000 and $1,800,000, respectively, while increasing his target LTIP opportunity from $6,200,000 to $8,200,000.

Following a market review of pay practices at our peer group companies and considering changes to the scope of certain officers’ individual responsibilities, the Compensation Committee also approved the following increases to the total target direct compensation levels for our other named executive officers:

●	Mr. Evans’ total target direct compensation for 2016 was increased by approximately 15%. His base salary was increased from $750,000 to $850,000, his target AIP opportunity was increased from $750,000 to $850,000 and his target LTIP opportunity was increased from $2,100,000 to $2,450,000.

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Compensation Discussion and Analysis

●	Mr. Moss’ total target direct compensation for 2016 was increased by approximately 8%. No changes were made to his base salary or target AIP opportunity; however, his target LTIP opportunity was increased from $1,250,000 to $1,450,000.
●	Ms. Johnson’s total target direct compensation for 2016 was increased by approximately 3%. No changes were made to her base salary or target AIP opportunity; however, her LTIP opportunity was increased from $905,000 to $960,000.

No changes were made to Mr. Upchurch’s total target direct compensation for 2016.

With respect to the named executive officers’ 2016 LTIP opportunity, the Compensation Committee again determined that 50% of the LTIP opportunity will consist of PSAs and 50% of the LTIP opportunity will consist of RSUs.

The Compensation Committee determined to continue the overall structure of the AIP and LTIP for 2016. The PSAs and RSUs for 2016 were granted on December 8, 2015. As a result, these awards are reflected in the Grants of Plan-Based Awards table on page 46 and the full grant date value of these awards is included for 2015 in the Summary Compensation Table on page 43, even though the Compensation Committee views these as the 2016 LTIP award.

The Compensation Committee also approved performance criteria and metrics for 2016 that will be used to determine the amounts earned by our named executive officers under their performance-based pay opportunities. Our named executive officers can earn performance-based compensation equal to 10% of their targeted amount for performance at the threshold level, 100% of their targeted amount for performance at the target level and 200% of their targeted amount for performance at or above the maximum level. No performance-based compensation is payable if performance is below the threshold level. Performance-based compensation is payable on a straight-line basis for performance between the threshold level and the target level, as well as between the target level and the maximum level. The performance criteria and metrics for 2016 are as follows:

Criteria	Weighting	Threshold	Target	Maximum
Sales (growth compared to prior year)	20%	0%	3%	6%
EPS-XA (growth compared to prior year)	40%	0%	8%	16%
Cash flow from operations	40%	$400 million	$600 million	$800 million

In determining to retain sales growth and EPS-XA growth as performance metrics for our named executive officers in 2016, the Compensation Committee determined that these measures remain effective tools for aligning the performance of these officers with stockholder value by incorporating aspects of growth, profitability and capital efficiency. Like 2015, the Compensation Committee weighted EPS-XA more heavily than sales to further align senior management and stockholder interests. The Compensation Committee determined to again include cash flow from operations as a performance metric for 2016 because of its ability to enhance stockholder value in numerous ways, including debt reduction, dividends, stock repurchases and the ability to pursue strategic acquisitions.

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Compensation Discussion and Analysis

Additional Information

Consideration of Prior Stockholder Advisory Vote on Executive Compensation
At our 2015 Annual Meeting of Stockholders, our stockholders had the opportunity to cast an advisory “say on pay” vote on our executive compensation. Our stockholders overwhelmingly approved the compensation of our named executive officers as disclosed in the proxy statement for that meeting. Our Board of Directors, and the Compensation Committee in particular, considered this overwhelming support, as well as the executive compensation programs of our peer group of companies, our past operating performance and planned strategic initiatives, in making the determination that the fundamental characteristics of our executive compensation program should continue this year.

No Tax Gross-Ups
We do not increase payments to any executive officer to cover non business-related personal income taxes, other than the personal income taxes due on relocation reimbursements, which is provided under a broad-based program. Beginning December 1, 2010, we eliminated excise tax gross-ups with respect to severance or change-in-control agreements for new executive officers.

Clawbacks and Recoupment
The Compensation Committee has adopted a clawback policy in order to further align the interests of employees with the interests of our stockholders and strengthen the link between total compensation and the Company’s performance. Under this policy, in the event we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, we may, in the discretion of the Compensation Committee (as it applies to current or former executive officers) or the Chief Executive Officer (as it applies to any other employee) seek to recover, from any employee who received cash-based or equity-based incentive compensation during the three-year period preceding the date on which we are required to prepare an accounting restatement, the amount by which such person’s cash-based or equity-based incentive compensation for the relevant period exceeded the lower payment that would have been made based on the restated financial results.

Stock Ownership and Retention Guidelines
We believe that our executives should have a significant ownership position in Hanesbrands. To promote such equity ownership and further align the economic interests of our executives with our stockholders, we have adopted stock ownership guidelines for our key executives, including our named executive officers.

Our Chief Executive Officer is required to own Hanesbrands stock valued at six times his annual base salary; all other named executive officers are required to own Hanesbrands stock valued at three times his or her base salary. Until the requirements of the stock ownership guidelines are met, an executive is required to retain 50% of any shares received (on a net after-tax basis) under our stock-based compensation plans. Our named executive officers and other key executives have a substantial portion of their incentive compensation paid in the form of our common stock. In addition to shares directly held by a key executive, shares held for such executive in the 401(k) Plan, the Executive Deferred Compensation Plan and the SERP, including hypothetical share equivalents held in the latter two plans, are counted for purposes of determining whether the ownership requirements are met. As of the date of this proxy statement, all of our named executive officers have met the required ownership level.

The Compensation Committee has also implemented a policy that requires all Hanesbrands employees, including our named executive officers, to hold any net shares of Hanesbrands stock that they receive through the exercise of stock options (in the case of options granted after December 1, 2010) or the vesting or lapse of restrictions on restricted stock units or other equity awards for at least one year from the date of exercising, vesting or lapse, as applicable; provided, however, that this requirement does not apply to any employee of the Company whose employment terminates or who becomes totally disabled. For purposes of this policy, “net shares” means the number of shares obtained by the executive less any shares sold by the executive to cover the exercise price and brokerage costs of exercising an option or withheld to cover applicable income tax and employment tax withholding requirements.

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Compensation Discussion and Analysis

Prohibitions on Pledging, Hedging and Other Derivative Transactions
Under our insider trading policy, directors and executive officers, including our named executive officers, are required to clear in advance all transactions in our securities with Hanesbrands’ law department. Further, no director, executive officer or other employee is permitted to (i) pledge or margin our securities as collateral for a loan obligation, (ii) engage in “short sales” or “sales against the box” or trade in puts, calls or other options on our securities or (iii) purchase any financial instrument or contract that is designed to hedge or offset any risk of decrease in the market value of our securities. These provisions are part of our overall program to prevent any of our directors, officers or employees from trading on material non-public information.

Compensation Risk Assessment
The Compensation Committee, in consultation with FW Cook, annually reviews our current compensation policies and practices and believes that, in light of their overall structure, the risks arising from such compensation policies and practices are not reasonably likely to have a material adverse effect on us.

Some of the key factors supporting the Compensation Committee’s conclusion include: (i) a reasonable degree of balance with respect to the mix of cash and equity compensation and short- and longer-term performance focus; (ii) the use of multiple performance criteria in our AIP and LTIP awards; (iii) multiple year vesting for equity awards; (iv) robust executive and non-employee director stock ownership guidelines; (v) an insider trading policy that includes prohibitions on hedging and pledging of our stock; (vi) holding period requirements on earned equity awards; and (vii) an incentive compensation clawback policy.

Tax Treatment of Certain Compensation
Section 162(m) of the Internal Revenue Code limits the tax deductibility of certain compensation paid to our Chief Executive Officer and our three other named executive officers, other than our Chief Financial Officer, with the highest total compensation. This provision disallows the deductibility of certain compensation in excess of $1 million per year unless it is considered performance-based compensation under the Internal Revenue Code. We have adopted policies and practices that are intended to take into account the maximum tax deduction possible under Section 162(m) of the Internal Revenue Code for our AIP payments and PSAs; however, there can be no guarantee that the IRS will agree on the amount of those deductions. In addition, we may forgo any or all of the tax deduction if we believe it to be in the best long-term interests of our stockholders. Time-vested RSUs are not deemed “performance-based,” and therefore are not tax deductible if the value at vesting, in combination with other non-performance-based compensation such as salary, exceeds $1 million for an executive officer.

In making decisions about executive compensation, we also consider the impact of other regulatory provisions, including the provisions of Section 409A regarding non-qualified deferred compensation and the “golden parachute” provisions of Section 280G of the Internal Revenue Code. For example, we have attempted to structure the Severance Agreements so that they will not result in adverse tax consequences under Section 409A.

In making decisions about executive compensation, we also consider how various elements of compensation will impact our financial results. In this regard, we consider the impact of applicable stock compensation accounting rules, which determine how we recognize the cost of employee services received in exchange for awards of equity instruments.

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Compensation Discussion and Analysis

Executive Compensation
Summary of Compensation
The following table sets forth a summary of compensation earned by or paid to our named executive officers for our 2015, 2014 and 2013 fiscal years.

Summary Compensation Table

						Change in
						Pension Value
					Non-Equity	and Nonqualified
				Stock	Incentive Plan	Deferred	All Other	Total
		Salary	Bonus	Awards	Compensation	Compensation	Compensation	Compensation
Name and Principal Position	Year	($) (1)	($)	($) (2)	($) (1) (3)	Earnings ($) (4)	($) (5)	($)
Richard A. Noll Chairman and Chief Executive Officer	2015	$1,200,000	$ —	$8,200,017	$2,160,000	$ —	$383,640	$11,943,657
	2014	1,200,000	—	6,200,072	3,268,800	110,415	337,221	11,116,508
	2013	1,100,000	—	5,500,000	4,738,500	—	334,797	11,673,297
Gerald W. Evans, Jr. Chief Operating Officer	2015	750,000	—	2,450,002	900,000	8,612	190,895	4,299,509
	2014	750,000	—	2,099,936	1,362,000	279,792	174,600	4,666,328
	2013	735,417	—	2,229,919	1,799,607	—	176,227	4,941,170
Richard D. Moss Chief Financial Officer	2015	575,000	—	1,450,008	690,000	—	157,830	2,872,838
	2014	575,000	—	1,250,098	1,044,200	—	142,003	3,011,300
	2013	575,000	—	1,150,050	1,412,775	—	127,782	3,265,607
Joia M. Johnson Chief Legal Officer, General Counsel and Corporate Secretary	2015	515,000	—	960,007	525,300	—	120,248	2,120,556
	2014	515,000	—	1,155,074	794,954	—	108,339	2,573,367
	2013	435,000	—	875,050	1,068,795	—	105,072	2,483,917
W. Howard Upchurch Group President, Innerwear Americas	2015	525,000	—	924,972	535,500	—	111,184	2,096,656
	2014	515,000	—	925,024	794,954	75,299	94,204	2,404,481

(1)	The amounts shown include deferrals to the 401(k) Plan and the Executive Deferred Compensation Plan.

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Compensation Discussion and Analysis

(2)	The amounts shown reflect the aggregate grant date fair value of awards during the year shown, computed in accordance with Topic 718 of the FASB Accounting Standards Codification. The assumptions we used in valuing these awards are described in Note 5, “Stock-Based Compensation,” to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended January 2, 2016. These amounts do not correspond to the actual value that may be recognized by the officer. Additional information regarding outstanding awards, including exercise prices and expiration dates, can be found in the “Outstanding Equity Awards” table on page 46. The amounts shown under “Stock Awards” include: (i) grants of restricted stock units (“RSUs”) and (ii) performance share awards (“PSAs”), as shown below:

				Total Grant Date
		Grant Date Fair	Grant Date Fair	Fair Value of
	Year	Value of PSAs	Value of RSUs	Stock Awards
Richard A. Noll	2015	$4,100,008	$4,100,008	$8,200,017
	2014	3,100,036	3,100,036	6,200,072
	2013	2,750,000	2,750,000	5,500,000
Gerald W. Evans, Jr.	2015	1,225,001	1,225,001	2,450,002
	2014	1,049,968	1,049,968	2,099,936
	2013	999,969	1,229,951	2,229,920
Richard D. Moss	2015	725,004	725,004	1,450,008
	2014	625,049	625,049	1,250,098
	2013	575,025	575,025	1,150,050
Joia M. Johnson	2015	480,004	480,004	960,007
	2014	452,538	702,536	1,155,074
	2013	437,525	437,525	875,050
W. Howard Upchurch	2015	462,486	462,486	924,972
	2014	462,512	462,512	925,024

The amounts shown above for PSAs represent the grant date value based on the probable outcome of the performance conditions. The value of such awards at the grant date assuming that the maximum level of performance conditions was achieved was as follows: for Mr. Noll: $5,500,000 in 2013, $6,200,072 in 2014 and $8,200,017 in 2015; for Mr. Evans: $1,999,938 in 2013, $2,099,936 in 2014 and $2,450,002 in 2015; for Mr. Moss: $1,150,050 in 2013, $1,250,098 in 2014 and $1,450,008 in 2015; for Ms. Johnson: $875,050 in 2013, $905,077 in 2014 and $960,007 in 2015; and for Mr. Upchurch: $925,024 in 2014 and $924,972 in 2015.
(3)	The amounts represent the aggregate of the amounts earned for such year under the AIP, which amounts were paid after the end of such year, and for 2013, the amounts earned for such year under the portion of the performance stock and cash awards (“PSCA”) payable in cash, as shown below:

		Amount	Amount Earned	Total Non-Equity
		Earned	under the PSCA	Incentive Plan
	Year	under AIP	Payable in Cash	Compensation
Richard A. Noll	2015	$2,160,000	$ —	$2,160,000
	2014	3,268,800	—	3,268,800
	2013	2,895,750	1,842,750	4,738,500
Gerald W. Evans, Jr.	2015	900,000	—	900,000
	2014	1,362,000	—	1,362,000
	2013	1,290,657	508,950	1,799,607
Richard D. Moss	2015	690,000	—	690,000
	2014	1,044,200	—	1,044,200
	2013	1,009,125	403,650	1,412,775
Joia M. Johnson	2015	525,300	—	525,300
	2014	794,954	—	794,954
	2013	763,425	305,370	1,068,795
W. Howard Upchurch	2015	535,500	—	535,500
	2014	794,954	—	794,954

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Compensation Discussion and Analysis

(4)	For the fiscal year ended January 2,2016, the aggregate change in the actuarial present value of the accumulated benefits under all defined benefit and actuarial plans was -$11,456 for Mr. Noll and -$13,393 for Mr. Upchurch. Neither the Executive Deferred Compensation Plan nor the SERP provide for “above-market” or preferential earnings as defined in applicable SEC rules. Increases in pension values are determined for the periods presented; because the defined benefit arrangements are frozen, the amounts shown in this column represent solely the increase in the actuarial value of pension benefits previously accrued as of December 31, 2005.
(5)	For the fiscal year ended January 2, 2016, the amounts shown in the “All Other Compensation” column include the following:
(i) premiums for an insurance policy on the life of each of the officers ($29,508 for Mr. Noll, $17,536 for Mr. Evans, $24,116 for Mr. Moss, $11,705 for Ms. Johnson and $7,937 for Mr. Upchurch); (ii) premiums for accidental death and dismemberment insurance for each of the officers ($90 for each of the officers); (iii) premiums for long-term disability insurance for each of the officers ($11,460 for Mr. Noll, $7,163 for Mr. Evans, $5,491 for Mr. Moss, $4,918 for Ms. Johnson and $5,014 for Mr. Upchurch ); and (iv) our contributions pursuant to the defined contribution retirement program, which consists of the qualified 401(k) Plan ($21,000 for each of the officers) and the nonqualified SERP ($321,582 for Mr. Noll, $145,106 for Mr. Evans, $107,133 for Mr. Moss, $82,535 for Ms. Johnson and $77,144 for Mr. Upchurch).
As discussed under “Defined Contribution Retirement Program” on page 38, we may make an employer contribution to exempt and non-exempt salaried employees, including our executive officers, of up to 4% of their eligible compensation. Because this contribution is discretionary and may not be made for any particular fiscal year, we have determined that it is most appropriate to reflect the contribution in the Summary Compensation Table in the year in which it is actually made. As a result, the amounts shown in the “All Other Compensation” column for the fiscal year ended January 2, 2016 include the following discretionary contributions with respect to the fiscal year ended January 3, 2015: $153,430 for Mr. Noll, $71,226 for Mr. Evans, $52,965 for Mr. Moss, $40,737 for Ms. Johnson, and $34,946 for Mr. Upchurch.

Grants of Plan-Based Awards
The following table sets forth a summary of grants of plan-based awards to our named executive officers in the fiscal year ended January 2, 2016.

Grants of Plan-Based Awards in 2015

									All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (1)

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards

	Grant		Threshold	Target	Maximum	Threshold	Target Maximum
Name	Date		($)	($)	($)	(#)	(#)	(#)
Richard A. Noll	1/27/2015	(2)	$180,000	$1,800,000	$3,600,000	—	—	—	—	—	$ —	$ —
	12/8/2015	(3)	—	—	—	13,247	132,472	264,944	—	—	—	4,100,008	(4)
	12/8/2015	(5)	—	—	—	—	—	—	132,472	—	—	4,100,008
Gerald W. Evans, Jr.	1/27/2015	(2)	75,000	750,000	1,500,000	—	—	—	—	—	—	—
	12/8/2015	(3)	—	—	—	3,958	39,580	79,160	—	—	—	1,225,001	(4)
	12/8/2015	(5)	—	—	—	—	—	—	39,580	—	—	1,225,001
Richard D. Moss	1/27/2015	(2)	57,500	575,000	1,150,000	—	—	—	—	—	—	—
	12/8/2015	(3)	—	—	—	2,343	23,425	46,850	—	—	—	725,004	(4)
	12/8/2015	(5)	—	—	—	—	—	—	23,425	—	—	725,004
Joia M. Johnson	1/27/2015	(2)	43,775	437,750	875,500	—	—	—	—	—	—	—
	12/8/2015	(3)	—	—	—	1,551	15,509	31,018	—	—	—	480,004	(4)
	12/8/2015	(5)	—	—	—	—	—	—	15,509	—	—	480,004
W. Howard Upchurch	1/27/2015	(2)	44,625	446,250	875,500	—	—	—	—	—	—	—
	12/8/2015	(3)	—	—	—	1,494	14,943	29,886	—	—	—	462,486	(4)
	12/8/2015	(5)	—	—	—	—	—	—	14,943	—	—	462,486

(1)	The amounts shown in the “Grant Date Fair Value” column reflect the aggregate grant date fair value of the awards, computed in accordance with Topic 718 of the FASB Accounting Standards Codification.
(2)	This award is the AIP award for the fiscal year ended January 2, 2016. See “Annual Incentive Plan (AIP)” on page 37 for a discussion of the amounts paid under the AIP for the fiscal year ended January 2, 2016.
(3)	This award is the portion of the LTIP award for 2016 that consists of the PSA. This award will vest on the third anniversary of the grant date, and the number of shares of common stock that will vest will range from 0% to 200% of the number of shares granted based on our achievement of pre-established performance metrics for our 2016 fiscal year. Once vested, this award will be paid in shares of our common stock distributed to participants following the vesting date. See “Long-Term Incentive Program (LTIP)” on page 37 for a discussion of these awards.
(4)	Represents the grant date fair value of the portion of the LTIP award for 2016 that consists of the PSA, assuming achievement at the target level.
(5)	This award represents the portion of the LTIP award for 2016 that consists of restricted stock units. The restricted stock units vest 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the date of grant. See “Long-Term Incentive Program (LTIP)” on page 37 for a discussion of these awards.

HANESBRANDS INC.	|	45

Compensation Discussion and Analysis

Outstanding Equity Awards
The following table sets forth certain information with respect to outstanding equity awards at January 2, 2016 for each of our named executive officers.

Outstanding Equity Awards at Fiscal 2015 Year-End

	Option Awards					Stock Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($) (1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Richard A. Noll	(3)	—	—	$ —	—	—	$ —	132,472	(4)	$ 3,898,651	(5)
	(6)	—	—	—	—	132,472	3,898,651	—		—
	(7)	—	—	—	—	135,768	3,995,652	—		—
	(8)	—	—	—	—	75,804	2,230,912	—		—
	(9)	—	—	—	—	290,560	8,551,181	—		—
	(10)	—	—	—	—	54,400	1,600,992	—		—
	(11)	276,276	—	6.79	12/6/2020	—	—	—		—
Gerald W. Evans, Jr.	(3)	—	—	—	—	—	—	39,580	(4)	1,164,839	(5)
	(6)	—	—	—	—	39,580	1,164,839	—		—
	(7)	—	—	—	—	45,984	1,353,309	—		—
	(8)	—	—	—	—	25,676	755,645	—		—
	(9)	—	—	—	—	105,656	3,109,456	—		—
	(10)	—	—	—	—	19,788	582,361	—		—
	(12)	—	—	—	—	5,864	172,578	—		—
	(11)	78,800	—	6.79	12/6/2020	—	—	—		—
	(13)	162,712	—	6.09	12/8/2019	—	—	—		—
	(14)	436,364	—	3.57	12/9/2018	—	—	—		—
	(15)	340,424	—	6.28	2/4/2018	—	—	—		—
Richard D. Moss	(3)	—	—	—	—	—	—	23,425	(4)	689,398	(5)
	(6)	—	—	—	—	23,425	689,398	—		—
	(7)	—	—	—	—	27,374	805,629	—		—
	(8)	—	—	—	—	15,288	449,956	—		—
	(9)	—	—	—	—	60,756	1,788,049	—		—
	(10)	—	—	—	—	11,376	334,796	—		—

46	|

Compensation Discussion and Analysis

		Option Awards				Stock Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($) (1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Joia M. Johnson	(3)	—	—	$ —	—	—	$ —	15,509	(4)	$ 456,430	(5)
	(6)	—	—	—	—	15,509	456,430	—		—
	(7)	—	—	—	—	19,819	583,279	—		—
	(8)	—	—	—	—	11,068	325,731	—		—
	(9)	—	—	—	—	46,228	1,360,490	—		—
	(10)	—	—	—	—	8,656	254,746	—		—
	(16)	—	—	—	—	9,124	268,519	—		—
	(11)	45,464	—	6.79	12/6/2020	—	—	—		—
W. Howard Upchurch	(3)	—	—	—	—	—	—	14,943	(4)	439,772	(5)
	(6)	—	—	—	—	14,943	439,772	—		—
	(7)	—	—	—	—	20,256	596,134	—		—
	(8)	—	—	—	—	11,312	332,912	—		—
	(9)	—	—	—	—	46,228	1,360,490	—		—
	(10)	—	—	—	—	8,656	254,746	—		—
	(11)	36,036	—	6.79	12/6/2020	—	—	—		—
	(13)	69,152	—	6.09	12/8/2019	—	—	—		—
	(14)	105,456	—	3.57	12/9/2018	—	—	—		—
	(15)	140,424	—	6.28	2/4/2018	—	—	—		—

(1)	The exercise price of the stock options is 100% of the fair market value of our common stock on the date of grant, as adjusted to reflect our four-for-one stock split on March 3, 2015.
(2)	Calculated by multiplying $29.43, the closing market price of our common stock on December 31, 2015, by the number of restricted stock units or performance shares which have not vested.
(3)	This award was granted on December 8, 2015 and is the portion of the 2016 LTIP award that consists of performance shares. This award will vest on the third anniversary of the grant date, and the number of shares of common stock that will vest will range from 0% to 200% of the number of units granted based on the Company’s achievement of certain performance targets for its 2016 fiscal year discussed on page 40.
(4)	Represents the number of shares of our common stock that can be issued on the vesting date, based on the Company’s achievement of certain performance metrics for its 2016 fiscal year discussed on page 40, assuming achievement of the target level of performance. The ranges of shares that can be issued at the vesting date, based on actual performance is from 0 shares to 264,944 shares for Mr. Noll, 79,160 shares for Mr. Evans, 46,850 shares for Mr. Moss, 31,018 shares for Ms. Johnson and 29,886 shares for Mr. Upchurch.
(5)	Calculated by multiplying $29.43, the closing market price of our common stock on December 31, 2015, by the number of performance shares granted, assuming achievement at the target level of performance. The market value of the shares of our common stock that can be issued on the vesting date, based on the Company’s achievement of certain performance targets for its 2016 fiscal year discussed on page 40, ranges from $0 (if the minimum number of shares, 0 shares, were to be received) to $8,200,017 for Mr. Noll, $2,450,002 for Mr. Evans, $1,450,008 for Mr. Moss, $960,007 for Ms. Johnson and $924,972 for Mr. Upchurch (if the maximum number of shares were to be received).
(6)	This award was granted on December 8, 2015 and is the portion of the 2016 LTIP award that consists of restricted stock units. The restricted stock units vest 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the date of grant.
(7)	This award was granted on December 9, 2014 and is the portion of the 2015 LTIP award that consists of performance shares. This award will vest on the third anniversary of the grant date.
(8)	This award was granted on December 9, 2014 and is the portion of the 2015 LTIP award that consists of restricted stock units. The restricted stock units vest 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the date of grant.

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Compensation Discussion and Analysis

(9)	This award was granted on December 10, 2013 and is the portion of the 2014 LTIP award that consists of performance shares. This award will vest on the third anniversary of the grant date.
(10)	This award was granted on December 10, 2013 and is the portion of the 2014 LTIP award that consist of restricted stock units. The restricted stock units vest 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the date of grant.
(11)	These stock options were granted on December 6, 2010. The stock options vested 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the date of grant and expire on the tenth anniversary of the date of grant.
(12)	This award was granted on July 23, 2013. The restricted stock units vest 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the date of grant.
(13)	These stock options were granted on December 8, 2009. The stock options vested 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the date of grant and expire on the tenth anniversary of the date of grant.
(14)	These stock options were granted on December 9, 2008. The stock options vested 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the date of grant and expire on the tenth anniversary of the date of grant.
(15)	These stock options were granted on February 4, 2008. The stock options vested 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the date of grant and expire on the tenth anniversary of the date of grant.
(16)	This award was granted on December 9, 2014. The restricted stock units vest on the third anniversary of the date of grant.

Option Exercises and Stock Vested
The following table sets forth certain information with respect to options exercised and stock awards vested during the fiscal year ended January 2, 2016 with respect to the named executive officers.

Option Exercises and Stock Vested in 2015

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Richard A. Noll	3,233,656	$85,617,197	497,564	$15,441,315	(1)
Gerald W. Evans, Jr.	219,356	5,622,094	150,056	4,669,933
Richard D. Moss	—	—	107,812	3,346,407	(2)
Joia M. Johnson	198,580	5,094,917	81,364	2,525,553
W. Howard Upchurch	506,560	12,446,958	77,796	2,414,346

(1)	Of the shares of common stock reflected in the table for Mr. Noll, 189,584 shares with an aggregate value received on vesting of $5,847,738 were deferred into the HBI Stock Fund under the Executive Deferred Compensation Plan. Balances in this account are settled on a share-for-share basis of our common stock at the time specified by the executive at the time of the deferral election, which in no case shall be prior to the January 1 following the first anniversary of the date the deferral election is made.
(2)	Of the shares of common stock reflected in the table for Mr. Moss, 11,040 shares with an aggregate value received on vesting of $335,947 were deferred into the HBI Stock Fund under the Executive Deferred Compensation Plan. Balances in this account are settled on a share-for-share basis of our common stock at the time specified by the executive at the time of the deferral election, which in no case shall be prior to the January 1 following the first anniversary of the date the deferral election is made.

48	|

Compensation Discussion and Analysis

Pension Benefits
Certain of our executive officers participate in the Pension Plan and the SERP. The Pension Plan is a frozen, defined benefit pension plan, intended to be qualified under Section 401(a) of the Internal Revenue Code, that provides the benefits that had accrued for our employees, including certain of our named executive officers, as of December 31, 2005 under a plan maintained by our former parent company prior to our becoming an independent public company. A participant’s total benefit payable pursuant to the Pension Plan consists of two parts: a pension benefit and a retirement benefit. Different optional forms of payment are available for each benefit. The Defined Benefit Component of the SERP is an unfunded deferred compensation plan that, in part, will provide the nonqualified supplemental pension benefits that had accrued for certain of our employees, including certain of our named executive officers, under a plan maintained by our former parent company.

Normal retirement age is age 65 for purposes of both the Pension Plan and the Defined Benefit Component of the SERP. The normal form of benefits under the Pension Plan is a life annuity for single participants and a qualified joint and survivor annuity for married participants. The normal form of benefits under the SERP is a lump sum. Other than Mr. Noll and Mr. Evans, none of our named executive officers is currently eligible for early retirement under the Pension Plan or the SERP. With respect to the Defined Benefit Component of the SERP and the pension benefit under the Pension Plan, participants who have attained at least age 55 and completed at least 10 years of service are eligible for unreduced benefits at age 62, or benefits reduced by 5/12 of one percent thereof for each month by which the date of commencement of such benefit precedes the first day of the month coincident with or immediately following the day on which the participant attains age 62. With respect to the retirement benefit under the Pension Plan, participants who have attained at least age 55 and completed at least 10 years of service are eligible for unreduced benefits at age 65, or benefits reduced by 6% per year from age 65 and 4% per year from age 60. The only named executive officers to have any portion of their Pension Plan benefit determined under the retirement benefit are Mr. Evans and Mr. Upchurch.

At the end of 2008, we provided all active participants in the SERP with an election to receive the accrued Defined Benefit Component of their SERP benefit in the form of a lump sum payment in 2009 or 2010. We offered this election as part of the required changes mandated by Section 409A, and eligible participants could make this election in addition to or instead of any election with respect to the Defined Contribution Component of the SERP. The value of the lump sum payment with respect to the Defined Benefit Component of the SERP was calculated based on the participant’s age 65 SERP Defined Benefit Component benefit and an interest rate of 5.25%. The lump sum amounts do not include the value of any early retirement subsidies and accordingly may be significantly less valuable than the amount the participant could have received if the participant had been eligible for early retirement (at least age 55 with 10 years of service) when the participant’s employment with us terminates. Any SERP participant who elected to receive this lump sum payment will not be entitled to any additional payments with respect to the Defined Benefit Component of the SERP. Mr. Noll and Mr. Upchurch elected to receive a lump sum payment in 2009; none of the other executive officers elected to receive a lump sum payment from the Defined Benefit Component of the SERP.

The following table sets forth certain information with respect to the value of pension benefits accumulated by our named executive officers at the end of 2015.

Pension Benefits — 2015

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
Richard A. Noll	Pension Plan	13.75	$527,783	$ —
Gerald W. Evans, Jr.	Pension Plan	22.50	542,306	—
	SERP	22.50	1,099,682	—
Richard D. Moss (2)	—	—	—	—
Joia M. Johnson (2)	—	—	—	—
W. Howard Upchurch	Pension Plan	18.33	285,899	—

(1)	Present values for the Pension Plan are computed as of January 2, 2016, using a discount rate of 4.6% and healthy mortality table (the RP-2014 Employee and Healthy Annuitant Table Projected Generationally with Scale MP-2015). For the pension benefit, we assume 40% of males elect a single life annuity and 60% select a 50% joint and survivor annuity, and that 65% of females elect a single life annuity and 35% select a 50% joint and survivor annuity. For the retirement benefit, we assume that 70% of males elect a six-year certain only annuity, 12% select a single life annuity and 18% select a 50% joint and survivor annuity, and that 70% of females elect a six-year certain only annuity, 19.5% select a single life annuity and 10.5% select a 50% joint and survivor annuity. When calculating the six-year certain only

HANESBRANDS INC.	|	49

Compensation Discussion and Analysis

annuity, a 3.0% interest rate and the mortality prescribed under Revenue Ruling 2001-62 is assumed for converting the single life annuity benefit to an actuarial equivalent six-year certain only annuity. If a participant has both a pension benefit and a retirement benefit, the payment form assumption is applied to each benefit amount separately, in all cases assuming the participant commences each portion of the benefit at the earliest unreduced age. Benefits under the Defined Benefit Component of the SERP are payable as a lump sum, which lump sum has been computed using the SERP’s interest rate of 3.75% (120% of the November 30-year Treasury rate for each year, rounded to the nearest 1/4%) and the mortality prescribed under Revenue Ruling 2001-62. Present values as of January 2, 2016 of the SERP lump sum are determined using a discount rate of 4.1%. For both the Pension Plan and the SERP, we also used the following assumptions: (i) the portion of the benefit that is payable as an unreduced benefit at age 62, the earliest unreduced commencement age under the Pension Plan for the pension benefit and the SERP, was valued at age 62 assuming the officer continues to work until that age in order to become eligible for unreduced benefits, (ii) the portion of the benefit that is payable as an unreduced benefit at age 65, the earliest unreduced commencement age under the Pension Plan for the retirement benefit, was valued at age 65 assuming the officer survives until that age in order to become eligible to receive the retirement benefit unreduced and (iii) the values of the benefits have been discounted assuming the officer continues to live until the assumed benefit commencement age (no mortality discount has been applied). All of the foregoing assumptions, except for the assumption that the officer lives and works until retirement, which we have used in light of SEC rules, are the same as those we use for financial reporting purposes under generally accepted accounting principles.
(2)	Mr. Moss and Ms. Johnson do not have any pension benefits because they were not eligible to accrue benefits prior to December 31, 2005.

Nonqualified Deferred Compensation
Under the Executive Deferred Compensation Plan, a group of approximately 220 employees, generally at the director level and above, including our named executive officers, may defer receipt of cash and equity compensation. The amount of compensation that may be deferred is determined in accordance with the Executive Deferred Compensation Plan based on elections by each participant. Amounts deferred under the Executive Deferred Compensation Plan may, at the election of the executive, (i) earn a fixed rate of interest, which was 2.10% for 2015; (ii) be deemed to be invested in a stock equivalent account (the “HBI Stock Fund”) and earn a return based on the total shareholder return of Hanesbrands’ stock; or (iii) be deemed to be invested in one of a number of other investment funds designated by us from time to time. The amount payable to participants will be payable either on the withdrawal date elected by the participant or upon the occurrence of certain events as provided under the Executive Deferred Compensation Plan. A participant may designate one or more beneficiaries to receive any portion of the obligations payable in the event of death; however, neither participants nor their beneficiaries may transfer any right or interest in the Executive Deferred Compensation Plan.

The following table sets forth certain information with respect to contributions to and withdrawals from the Executive Deferred Compensation Plan by our named executive officers during the fiscal year ended January 2, 2016, and the aggregate balance at fiscal year end.

Nonqualified Deferred Compensation — 2015

Name	Plan	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Richard A. Noll	Executive Deferred	$5,847,738	$ —	$775,050	$ —	$14,970,524
	Compensation Plan
Gerald W. Evans, Jr.	Executive Deferred	—	—	—	—	—
	Compensation Plan
Richard D. Moss	Executive Deferred	335,947	—	222,577	—	3,555,112
	Compensation Plan
Joia M. Johnson	Executive Deferred	—	—	—	—	—
	Compensation Plan
W. Howard Upchurch	Executive Deferred	—	—	—	—	—
	Compensation Plan

(1)	Represents shares of common stock that vested during 2015 and were deferred into the HBI Stock Fund under the plan.
(2)	No portion of these earnings were included in the Summary Compensation Table because the Executive Deferred Compensation Plan does not provide for “above-market” or preferential earnings as defined in applicable SEC rules.

50	|

Compensation Discussion and Analysis

Potential Payments upon Termination or Change in Control
The termination benefits provided to our named executive officers, upon their involuntary termination of employment, or termination due to death or total and permanent disability, do not discriminate in scope, terms or operation in favor of these officers compared to the benefits offered to all salaried employees. The following describes the potential payments to these officers upon an involuntary severance or a termination of employment in connection with a change in control. The information presented in this section is computed assuming that the triggering event took place on December 31, 2015, the last business day of the fiscal year ended January 2, 2016, and that the value of a share of our common stock is $29.43, the closing price per share of our common stock on December 31, 2015.

Termination or Change-in-Control Payments

		Voluntary Termination		Involuntary Termination
		Resignation (1)	Retirement (1)	For Cause (1)	Not For Cause		Change in Control
Richard A. Noll	Severance	$ —	$ —	$ —	$2,400,000	(2)	$11,940,900	(3)
	LTIP	—	—	—	—		24,176,039	(4)
	Benefits and perquisites	—	—	—	39,224	(5)	745,785	(6)
	Tax gross-up/reduction	—	—	—	—		—	(7)
	Total	—	—	—	2,439,224		36,862,723
Gerald W. Evans, Jr.	Severance	—	—	—	1,500,000	(2)	3,905,954	(3)
	LTIP	—	—	—	—		8,303,027	(4)
	Benefits and perquisites	—	—	—	26,414	(5)	252,127	(6)
	Tax gross-up/reduction	—	—	—	—		—	(7)
	Total	—	—	—	1,526,414		12,461,108
Richard D. Moss	Severance	—	—	—	862,500	(2)	2,951,222	(3)
	LTIP	—	—	—	—		4,757,195	(4)
	Benefits and perquisites	—	—	—	33,454	(5)	243,179	(6)
	Tax gross-up/reduction	—	—	—	—		—	(7)
	Total	—	—	—	895,954		7,951,596
Joia M. Johnson	Severance	—	—	—	686,667	(2)	2,451,429	(3)
	LTIP	—	—	—	—		3,705,625	(4)
	Benefits and perquisites	—	—	—	20,174	(5)	156,235	(6)
	Tax gross-up/reduction	—	—	—	—		—	(7)
	Total	—	—	—	706,841		6,313,289
W. Howard Upchurch	Severance	—	—	—	1,050,000	(2)	2,269,384	(3)
	LTIP	—	—	—	—		3,423,827	(4)
	Benefits and perquisites	—	—	—	16,143	(5)	147,715	(6)
	Tax gross-up/reduction	—	—	—	—		—	(7)
	Total	—	—	—	1,066,143		5,840,927

(1)	A named executive officer who is terminated by us for cause, or who voluntarily resigns (other than at our request) or retires, will receive no severance benefit.
(2)	If the employment of a named executive officer is terminated by us for any reason other than for cause, or if such an officer terminates his or her employment at our request, we will pay that officer benefits for a period of 12 to 24 months depending on his or her position and combined continuous length of service with us and with our former parent company. The monthly severance benefit that we would pay to each such officer is based on the officer’s base salary (and, in limited cases, AIP amounts), divided by 12. To receive these payments, the named executive officer must sign an agreement that prohibits, among other things, the officer from working for our competitors, soliciting business from our customers, attempting to hire our employees and disclosing our confidential information. The named executive officer also must agree to release any claims against us. Payments terminate if the terminated named executive officer becomes employed by one of our competitors. The terminated named executive officer also would receive a pro-rated payment under any incentive plans applicable to the fiscal year in which the termination occurs based on actual full fiscal year performance. We have not estimated a value for these incentive plan payments because the named executive officer would be entitled to such payments if employed by us on the last day of our fiscal year, regardless of whether termination occurred.
(3)	Includes both involuntary Company-initiated terminations of employment and terminations by the named executive officer due to “good reason” as defined in the officer’s Severance Agreement. No severance payments would be made upon a change in control if the named executive officer continues to be employed by us. The named executive officer receives a lump sum payment equal to two times (or three times in the case of Mr. Noll) his or her cash compensation, consisting of base salary, the greater of his or her current target or their average actual AIP amounts over the prior three years and the matching contribution to the defined contribution plan in which the named executive

HANESBRANDS INC.	|	51

Compensation Discussion and Analysis

officer is participating (the amount of the contribution to the defined contribution plan is reflected in “Benefits and perquisites”). To receive these payments, the named executive officer must sign an agreement that prohibits, among other things, the officer from working for our competitors, soliciting business from our customers, attempting to hire our employees and disclosing our confidential information. The named executive officer also must agree to release any claims against us. Payments terminate if the terminated named executive officer becomes employed by one of our competitors.
(4)	Upon a change in control, as defined in the Omnibus Incentive Plan, the treatment of outstanding awards upon the occurrence of a change in control will be determined by the Compensation Committee at the time such awards are granted and set forth in the applicable award agreement. To date, all outstanding stock awards granted under the Omnibus Incentive Plan, including those to our named executive officers, fully vest upon a change in control regardless of whether a termination of employment occurs. RSUs and PSAs are valued based upon the number of unvested units multiplied by the closing price of our common stock on December 31, 2015.
(5)	Reflects executive life insurance continuation ($31,574 for Mr. Noll, $18,764 for Mr. Evans, $25,804 for Mr. Moss, $12,524 for Ms. Johnson and $8,493 for Mr. Upchurch) and outplacement services ($7,650 for each of the officers). The terminated named executive officer’s eligibility to participate in our medical and dental plans would continue for the same number of months for which he or she is receiving severance payments. However, these continued welfare benefits are available to all salaried employees and do not discriminate in scope, terms or operation in favor of our named executive officers compared to the involuntary termination benefits offered to all salaried employees. The terminated named executive officer’s participation in all other benefit plans would cease as of the date of termination of employment.
(6)	Reflects health and welfare benefits continuation ($201,879 for Mr. Noll, $75,517 for Mr. Evans, $105,993 for Mr. Moss, $43,788 for Ms. Johnson and $34,469 for Mr. Upchurch) for three years, with respect to Mr. Noll, and two years, with respect to Mr. Moss, Mr. Evans, Ms. Johnson and Mr. Upchurch, of scheduled company matching contributions to our defined contribution plans calculated based on current base salary and target AIP amounts ($536,256 for Mr. Noll, $168,960 for Mr. Evans, $129,536 for Mr. Moss, $104,796 for Ms. Johnson and $105,596 for Mr. Upchurch) and outplacement services ($7,650 for each of the named executive officers). In computing the value of continued participation in our medical, dental and executive insurance plans, we have assumed that the current cost to us of providing these plans will increase annually at a rate of 7%.
(7)	In the event that any payments made in connection with a change in control would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, we will make tax equalization payments for all named executive officers except Mr. Moss with respect to the officer’s compensation for all federal, state and local income and excise taxes, and any penalties and interest, but only if the total payments made in connection with a change in control exceed 330% of such officer’s “base amount” (as determined under Section 280G(b) of the Internal Revenue Code and which consists of the average total taxable compensation we paid to the named executive officer for the five calendar years ending prior to the change in control). Otherwise, the payments made to such officer in connection with a change in control that are classified as parachute payments will be reduced so that the value of the total payments to such officer is one dollar ($1) less than the maximum amount such officer may receive without becoming subject to the tax imposed by Section 4999 of the Internal Revenue Code. Beginning in 2011, we eliminated excise tax gross-ups with respect to severance or change in control agreements for new executive officers, and as a result no such provision is contained in the Severance Agreement for Mr. Moss.

52	|

Stock Ownership

Ownership of our Stock

Share Ownership of Major Stockholders, Management and Directors
The following table sets forth information, as of February 16, 2016, regarding beneficial ownership by (i) each person who is known by us to beneficially own more than 5% of our common stock, (ii) each director, director nominee and named executive officer and (iii) all of our directors, director nominees and executive officers as a group. The address of each director and executive officer shown in the table below is c/o Hanesbrands Inc., 1000 East Hanes Mill Road, Winston-Salem, North Carolina 27105.

On February 16, 2016 there were 388,027,048 shares of our common stock outstanding.

	Amount and Nature of Beneficial Ownership		Other (1)
Name and Address of Beneficial Owner	Beneficial Ownership of Our Common Stock (2)	Percentage of Class	Restricted Stock Units	Stock Equivalent Units in SERP and Deferred Compensation Plans	Total
T. Rowe Price Associates, Inc. (3)	67,635,711	17.4%	—	—	67,635,711
Vanguard Group, Inc. (4)	33,072,811	8.5	—	—	33,072,811
BlackRock, Inc. (5)	21,541,959	5.6	—	—	21,541,959
Gerald W. Evans, Jr. (6)	1,591,050	*	242,548	—	1,833,598
W. Howard Upchurch	688,031	*	101,395	—	789,426
Richard A. Noll	437,349	*	689,004	243,875	1,370,228
Joia M. Johnson	320,482	*	110,404	—	430,836
Jessica T. Mathews (7)	145,272	*	4,200	27,076	176,548
Ronald L. Nelson	100,000	*	4,200	125,054	229,254
Richard D. Moss (6)	83,190	*	138,219	120,798	342,207
J. Patrick Mulcahy	40,000	*	4,200	193,084	237,284
Ann E. Ziegler (8)	32,872	*	4,200	114,416	151,488
James C. Johnson (9)	28,843	*	4,200	104,657	137,700
Robert F. Moran	9,060	*	4,200	7,365	20,625
Franck J. Moison	6,304	*	4,200	—	10,504
David V. Singer	4,564	*	4,200	—	8,764
Bobby J. Griffin	—	*	4,200	212,329	216,529
Andrew J. Schindler	—	*	4,200	154,779	158,979
All directors, director nominees and executive
officers as a group (19 persons) (6) (10)	3,756,127	1

*	Less than 1%.
(1)	While the amounts in the “Other” column for restricted stock units and stock equivalent units in our SERP and deferred compensation plans do not represent a right of the holder to receive our common stock within 60 days, these amounts are being disclosed because we believe they further our goal of aligning senior management and stockholder interests. The value of the restricted stock units fluctuates based on changes in Hanesbrands’ stock price. Similarly, the value of stock equivalent units held in the SERP, the Executive Deferred Compensation Plan and the Director Deferred Compensation Plan fluctuates based on changes in Hanesbrands’ stock price.

HANESBRANDS INC.	|	53

Stock Ownership

(2)	Beneficial ownership is determined under the rules and regulations of the SEC, which provide that a person is deemed to beneficially own all shares of common stock that such person has the right to acquire within 60 days. Although shares that a person has the right to acquire within 60 days are counted for the purposes of determining that individual’s beneficial ownership, such shares generally are not deemed to be outstanding for the purpose of computing the beneficial ownership of any other person. Share numbers in this column include shares of common stock subject to options exercisable within 60 days of February 16, 2016 as follows:

Name	Number of Options
Gerald W. Evans, Jr.	1,018,300
W. Howard Upchurch	351,068
Richard A. Noll	276,276
Ann E. Ziegler	22,572
All directors, director nominees and executive officers as a group (19 persons)	1,674,348

(3)	Information in this table and footnote regarding this beneficial owner is based on Amendment No. 2 to Schedule 13G filed December 10, 2015 by T. Rowe Price Associates, Inc. (“T. Rowe Price”) with the SEC. T. Rowe Price, as an investment advisor, may be deemed to beneficially own 67,635,711 shares of our common stock; however, not more than 5% of our common stock is owned by any one client subject to the investment advice of T. Rowe Price. T. Rowe Price’s address is 100 E. Pratt Street, Baltimore, Maryland 21202.
(4)	Information in this table and footnote regarding this beneficial owner is based on Amendment No. 3 to Schedule 13G filed February 11, 2016 by The Vanguard Group, Inc. (“Vanguard”) with the SEC. Vanguard may be deemed to beneficially own 33,072,811 shares of our common stock. Vanguard’s beneficial ownership includes (i) 615,254 shares of our common stock beneficially owned through Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard and an investment manager of collective trust accounts and (ii) 289,900 shares of our common stock beneficially owned through Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard and an investment manager of Australian investment offerings. Vanguard’s address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(5)	Information in this table and footnote regarding this beneficial owner is based on Amendment No. 4 to Schedule 13G filed January 26, 2016 by BlackRock, Inc. (“BlackRock”) with the SEC. BlackRock, in its capacity as a parent holding company, may be deemed to beneficially own 21,541,959 shares of our common stock which are held of record by certain of its subsidiaries. BlackRock’s address is 55 East 52nd Street, New York, New York 10022.
(6)	Includes ownership through interests in the 401(k) Plan.
(7)	Includes 2,400 shares of common stock held by a trust of which Ms. Mathews is the sole trustee and 13,800 shares of common stock held by Ms. Mathews’ spouse.
(8)	Includes 7,600 shares of common stock held by a trust of which Ms. Ziegler is the sole trustee and sole beneficiary and 1,400 shares held by a member of Ms. Ziegler’s household.
(9)	Includes 28,843 shares of common stock held by a trust of which Mr. Johnson is the sole trustee.
(10)	Includes Elizabeth L. Burger, our Chief Human Resources Officer, John T. Marsh, our Group President, Global Activewear, Michael E. Faircloth, our President, Chief Global Operations Officer, and M. Scott Lewis, our Chief Accounting Officer.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers, certain of our other officers and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership of these securities with the SEC. Directors, officers and greater than 10% beneficial owners are required by applicable regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended January 2, 2016 all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were fulfilled.

54	|

Questions and Answers About the Annual Meeting and Voting

Will I receive a printed copy of this proxy statement?
You will not receive a printed copy of this proxy statement or our annual report on Form 10-K in the mail unless you request a printed copy. As permitted by the SEC, we are delivering our proxy statement and annual report via the Internet. On March 14, 2016, we mailed to our stockholders a notice of annual meeting and Internet availability of proxy materials containing instructions on how to access our proxy statement and annual report and authorize a proxy to vote their shares. If you wish to request a printed copy of this proxy statement and our annual report, you should follow the instructions included in the notice of annual meeting and Internet availability of proxy materials. The notice of annual meeting and Internet availability of proxy materials is not a proxy card or ballot.

Who is entitled to vote at the Annual Meeting?
If you were a stockholder of Hanesbrands at the close of business on February 16, 2016 (the “Record Date”), you are entitled to notice of, and to vote at, the Annual Meeting. Each share of Hanesbrands common stock outstanding at the close of business on the Record Date has one vote on each matter that is properly submitted to a vote at the Annual Meeting, including shares:

●	held directly in your name as the stockholder of record; or
●	held for you in an account with a broker, bank or other nominee.

Shares held in an account with a broker, bank or other nominee may include shares:

●	represented by your interest in the HBI Stock Fund in the 401(k) Plan; or
●	credited to your account in the Hanesbrands Inc. Employee Stock Purchase Plan of 2006.

On the Record Date, there were 388,027,048 shares of Hanesbrands common stock outstanding and entitled to vote at the Annual Meeting. Common stock is the only outstanding class of voting securities of Hanesbrands.

Who may attend the Annual Meeting?
Only stockholders who owned shares of Hanesbrands common stock as of the close of business on the Record Date will be entitled to attend the Annual Meeting. An admission ticket (or other proof of stock ownership) and some form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the Annual Meeting.

●	If your shares of Hanesbrands common stock are registered in your name and you requested and received your proxy materials by mail, an admission ticket is attached to your proxy card. Your admission ticket will serve as verification of your ownership.
●	If your shares of Hanesbrands common stock are registered in your name and you received your proxy materials electronically, your notice of annual meeting and Internet availability of proxy materials will serve as your admission ticket and as verification of your ownership.
●	If your shares of Hanesbrands common stock are held in a bank or brokerage account or by another nominee and you wish to attend the Annual Meeting and vote your shares in person, contact your bank, broker or other nominee to obtain a written legal proxy in order to vote your shares at the Annual Meeting. If you do not obtain a legal proxy from your bank, broker or other nominee, you will not be entitled to vote your shares of Hanesbrands common stock in person at the Annual Meeting, but you may still attend the Annual Meeting if you bring a recent bank or brokerage statement or similar evidence of ownership showing that you owned the shares on the Record Date.

No cameras, recording devices or large packages will be permitted in the meeting room. Bags will be subject to a search.

HANESBRANDS INC.	|	55

Questions and Answers About the Annual Meeting and Voting

How many shares of Hanesbrands common stock must be present to hold the Annual Meeting?
The presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting constitutes a quorum for the transaction of business. Your shares of Hanesbrands common stock are counted as present at the Annual Meeting if:

●	you are present in person at the Annual Meeting and your shares are registered in your name or you have a proxy from your bank, broker or other nominee to vote your shares; or
●	you have properly executed and submitted a proxy card, or authorized a proxy over the telephone or the Internet, prior to the Annual Meeting.

Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present at the Annual Meeting.

If a quorum is not present when the Annual Meeting is convened, the Annual Meeting may be adjourned by the chairman of the meeting.

What are broker non-votes?
If you have shares of Hanesbrands common stock that are held by a broker, you may give the broker voting instructions, and the broker must vote as you direct. If you do not give the broker any instructions, the broker may vote at its discretion on all routine matters (such as the ratification of our independent registered public accounting firm). For non-routine matters (such as the election of directors and the advisory vote regarding executive compensation) however, the broker may not vote using its discretion. A broker’s failure to vote on a matter under these circumstances is referred to as a broker non-vote.

How many votes are required to approve each proposal?
●	The election of directors will be determined by a majority of the votes cast at the Annual Meeting. Accordingly, each of the ten nominees for director will be elected if he or she receives a majority of the votes cast in person or represented by proxy, with respect to that director. A majority of the votes cast means that the number of shares voted FOR a director must exceed the number of shares voted AGAINST that director. Abstentions and broker non-votes, if any, are not treated as votes cast, and therefore will have no effect on the proposal to elect directors. Additionally, pursuant to our Corporate Governance Guidelines, if in an uncontested election for director a nominee for director does not receive the affirmative vote of a majority of the total votes cast for and against such nominee, the nominee will offer, following certification of the election results, to submit his or her resignation to the Board for consideration. Stockholders cannot cumulate votes in the election of directors.
●	The ratification of the appointment of PricewaterhouseCoopers as Hanesbrands’ independent registered public accounting firm for our 2016 fiscal year requires the votes cast in favor of the proposal to exceed the votes cast against the proposal. Abstentions are not treated as votes cast, and therefore will have no effect on the proposal.
●	The approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement requires the votes cast in favor of the proposal to exceed the votes cast against the proposal. Abstentions and broker non-votes are not treated as votes cast, and therefore will have no effect on the proposal.

How do I vote?
You may vote in person at the Annual Meeting or you may authorize a proxy to vote on your behalf. There are three ways to authorize a proxy:

Internet: By accessing the Internet at www.proxyvote.com and following the instructions on the proxy card or in the notice of annual meeting and Internet availability of proxy materials.

Telephone: By calling toll-free 1-800-690-6903 and following the instructions on the proxy card or in the notice of annual meeting and Internet availability of proxy materials.

Mail: If you requested and received your proxy materials by mail, by signing, dating and mailing the enclosed proxy card.

56	|

Questions and Answers About the Annual Meeting and Voting

If you authorize a proxy to vote your shares over the Internet or by telephone, you should not return your proxy card. The notice of annual meeting and Internet availability of proxy materials is not a proxy card or ballot.

Each share of Hanesbrands common stock represented by a proxy properly authorized over the Internet or by telephone or by a properly completed written proxy will be voted at the Annual Meeting in accordance with the stockholder’s instructions specified in the proxy, unless such proxy has been revoked. If no instructions are specified, such shares will be voted FOR the election of each of the nominees for director, FOR ratification of the appointment of PricewaterhouseCoopers as Hanesbrands’ independent registered public accounting firm for our 2016 fiscal year, FOR approval of executive compensation and in the discretion of the proxy holder on any other business that may properly come before the Annual Meeting.

If you participate in the 401(k) Plan and have contributions invested in the HBI Stock Fund in the 401(k) Plan as of the close of business on the Record Date, you will receive a proxy card (or a notice of annual meeting and Internet availability of proxy materials containing instructions on how to authorize a proxy to vote your shares), which will serve as voting instructions for the trustee of the 401(k) Plan. You must return your proxy card to Broadridge Financial Solutions, Inc. (“Broadridge”) or authorize a proxy to vote your shares over the Internet or by telephone on or prior to April 21, 2016. If you have not authorized a proxy to vote your shares over the Internet or by telephone or if your proxy card is not received by Broadridge by that date, or if you sign and return your proxy card without instructions marked in the boxes, the trustee of the 401(k) Plan will vote shares attributable to your investment in the HBI Stock Fund in the 401(k) Plan in the same proportion as other shares held in the HBI Stock Fund for which the trustee received timely instructions. If no participants vote their shares, then the trustee will not vote any of the shares in the 401(k) Plan.

How can I revoke a previously submitted proxy?
You may revoke (cancel) a proxy at any time before the Annual Meeting by (i) giving written notice of revocation to the Corporate Secretary of Hanesbrands with a date later than the date of the previously submitted proxy, (ii) properly authorizing a new proxy with a later date by mail, Internet or telephone or (iii) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, constitute revocation of a proxy. Any notice of revocation should be sent to: Hanesbrands Inc., 1000 East Hanes Mill Road, Winston-Salem, North Carolina 27105, Attention: Corporate Secretary.

What does it mean if I receive more than one notice of annual meeting and Internet availability of proxy materials?
If you receive more than one notice of annual meeting and Internet availability of proxy materials, it means your shares of Hanesbrands common stock are not all registered in the same way (for example, some are registered in your name and others are registered jointly with your spouse) or are in more than one account. In order to ensure that you vote all of the shares that you are entitled to vote, you should authorize a proxy to vote utilizing all proxy cards or Internet or telephone proxy authorizations to which you are provided access.

How is the vote tabulated?
Hanesbrands has a policy that all proxies, ballots and votes tabulated at a meeting of stockholders are confidential, and the votes will not be revealed to any Hanesbrands employee or anyone else, other than to the non-employee tabulator of votes or an independent election inspector, except (i) as necessary to meet applicable legal requirements or (ii) in the event a proxy solicitation in opposition to the election of the Board or in opposition to any other proposal to be voted on is filed with the SEC. Broadridge will tabulate votes for the Annual Meeting and will provide an independent election inspector for the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 25, 2016

The notice of annual meeting, proxy statement and annual report on Form 10-K for the fiscal year ended January 2, 2016 are available at: www.proxyvote.com.

HANESBRANDS INC.	|	57

Other Information

Other Information About Hanesbrands
We will provide without charge to each person solicited pursuant to this proxy statement, upon the written request of any such person, a copy of our annual report on Form 10-K for the fiscal year ended January 2, 2016, including the financial statements and the financial statement schedules required to be filed with the SEC, or any exhibit to that annual report on Form 10-K. Requests should be in writing and directed to Hanesbrands Inc., 1000 East Hanes Mill Road, Winston-Salem, North Carolina 27105, Attention: Corporate Secretary. By referring to our website, www.Hanes.com/investors, we do not incorporate our website or its contents into this proxy statement.

Matters Raised at the Annual Meeting not Included in this Proxy Statement
We do not know of any matters to be acted upon at the Annual Meeting other than those discussed in this proxy statement. If any other matter is properly presented at the Annual Meeting, proxy holders will vote on the matter in their discretion.

Solicitation Costs
We will pay the cost of soliciting proxies for the Annual Meeting, including the cost of mailing. The solicitation is being made by mail and may also be made by telephone or in person using the services of a number of regular employees of Hanesbrands at nominal cost. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses incurred in sending proxy materials to beneficial owners of shares of Hanesbrands common stock. We have engaged D.F. King & Co., Inc. to solicit proxies and to assist with the distribution of proxy materials for a fee of $8,000 plus reasonable out-of-pocket expenses.

Householding
Stockholders residing in the same household who hold their stock through a bank or broker may receive only one notice of annual meeting and Internet availability of proxy materials (or proxy statement, for those who receive a printed copy of the proxy statement) in accordance with a notice sent earlier by their bank or broker. This practice of sending only one copy of proxy materials is called “householding,” and saves us money in printing and distribution costs. This practice will continue unless instructions to the contrary are received by your bank or broker from one or more of the stockholders within the household.

If you hold your shares in “street name” and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your bank or broker. If your household is receiving multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your bank or broker.

58	|

Other Information

Stockholder Proposals and Director Nominations for Next Annual Meeting
If you want to make a proposal for consideration at next year’s annual meeting and have it included in our proxy materials, Hanesbrands must receive your proposal no later than the 120th day prior to the anniversary of the date of these proxy materials, November 14, 2016, and the proposal must comply with the rules of the SEC.

If you want to make a proposal or nominate a director for consideration at next year’s annual meeting without having the proposal included in our proxy materials, you must comply with the then current advance notice provisions and other requirements set forth in our bylaws, which are filed with the SEC. Under our current bylaws, a stockholder may nominate a director or submit a proposal for consideration at an annual meeting by giving adequate notice to our Corporate Secretary. To be adequate, that notice must contain information specified in our bylaws and be received by us not earlier than the 150th day nor later than 5:00 p.m., Eastern time, on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. If, however, the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern time, on the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Therefore, Hanesbrands must receive your nomination or proposal on or after October 15, 2016 and prior to 5:00 p.m., Eastern time, on November 14, 2016 unless the date of the annual meeting is advanced or delayed by more than 30 days from the anniversary date of the 2016 Annual Meeting.

If Hanesbrands does not receive your proposal or nomination by the appropriate deadline, then it may not be brought before the 2017 Annual Meeting of Stockholders even if it meets the other proposal or nomination requirements. The fact that we may not insist upon compliance with these requirements should not be construed as a waiver of our right to do so at any time in the future.

You should address your proposals or nominations to Hanesbrands Inc., 1000 East Hanes Mill Road, Winston-Salem, North Carolina 27105, Attention: Corporate Secretary.

By Order of the Board of Directors
HANESBRANDS INC.

Joia M. Johnson
Chief Legal Officer, General Counsel and Corporate Secretary

March 14, 2016

HANESBRANDS INC.	|	59

Appendix A

HANESBRANDS INC.
Supplemental Financial Information
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(Amounts in thousands, except per-share amounts)
(Unaudited)

	Year Ended
	January 2, 2016	January 3, 2015
Gross profit, as reported under GAAP	$2,136,332	$1,904,407
Acquisition, integration and other action related charges	62,859	73,126
Gross profit, as adjusted	$2,199,191	$1,977,533
As a % of net sales	38.4%	37.1%

Selling, general and administrative expenses, as reported under GAAP	$1,541,214	$1,340,453
Acquisition, integration and other action related charges	(203,201)	(125,807)
Selling, general and administrative expenses, as adjusted	$1,338,013	$1,214,646
As a % of net sales	23.3%	22.8%

Operating profit, as reported under GAAP	$595,118	$563,954
Acquisition, integration and other action related charges included in gross profit	62,859	73,126
Acquisition, integration and other action related charges included in SG&A	203,201	125,807
Operating profit, as adjusted	$861,178	$762,887
As a % of net sales	15.0%	14.3%

Net income, as reported under GAAP	$428,855	$404,519
Acquisition, integration and other action related charges included in gross profit	62,859	73,126
Acquisition, integration and other action related charges included in SG&A	203,201	125,807
Tax effect on actions	(25,276)	(25,862)
Net income, as adjusted	$669,639	$577,590

Diluted earnings per share, as reported under GAAP	$1.06	$0.99
Acquisition, integration and other action related charges	0.60	0.42
Diluted earnings per share, as adjusted	$1.66	$1.42

60	|

1000 EAST HANES MILL ROAD
WINSTON-SALEM, NC 27105

AUTHORIZE YOUR PROXY BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern time the day before the meeting date or any cut-off date described in the proxy statement. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

AUTHORIZE YOUR PROXY BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern time the day before the meeting date or any cut-off date described in the proxy statement. Have your proxy card in hand when you call and then follow the instructions.

AUTHORIZE YOUR PROXY BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Hanesbrands Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Hanesbrands Inc. in mailing proxy materials, you can consent to receiving all future meeting notices, proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E02010-P73132	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HANESBRANDS INC.

Vote on Directors
The Board of Directors recommends that you vote FOR each of the following nominees:
1.	Election of Directors
	Nominees:		For	Against	Abstain
	1a.	Bobby J. Griffin	☐	☐	☐
	1b.	James C. Johnson	☐	☐	☐
	1c.	Jessica T. Mathews	☐	☐	☐
	1d.	Franck J. Moison	☐	☐	☐
	1e.	Robert F. Moran	☐	☐	☐
	1f.	Ronald L. Nelson	☐	☐	☐
	1g.	Richard A. Noll	☐	☐	☐
	1h.	Andrew J. Schindler	☐	☐	☐
	1i.	David V. Singer	☐	☐	☐
	1j.	Ann E. Ziegler	☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.					☐
Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

Vote on Proposals
The Board of Directors recommends that you vote FOR the following proposals:		For	Against	Abstain
2.	To ratify the appointment of PricewaterhouseCoopers LLP as Hanesbrands' independent registered public accounting firm for Hanesbrands' 2016 fiscal year	☐	☐	☐
3.	To approve, on an advisory basis, executive compensation as described in the proxy statement for the Annual Meeting	☐	☐	☐

Please sign exactly as name appears on the records of Hanesbrands Inc. and date. If the shares are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee, guardian, officer of a corporation or other entity or in another representative capacity, please give the full title under signature(s).

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET (Not Transferable)

2016 Annual Meeting of Stockholders
4:00 p.m., Eastern time, April 25, 2016

Embassy Suites, Lower Level, Gaines Ballroom
460 North Cherry Street
Winston-Salem, NC 27101

Please present this admission ticket and some form of government-issued photo identification (such as a valid driver's license or passport) in order to gain admittance to the meeting. This ticket admits only the stockholder listed on the reverse side and is not transferable. No cameras, recording devices or large packages will be permitted in the meeting room. Bags will be subject to a search.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Hanesbrands Inc. ("Hanesbrands") will be held on Monday, April 25, 2016 at 4:00 p.m., Eastern time, at the Embassy Suites, Lower Level, Gaines Ballroom, 460 North Cherry Street, Winston-Salem, North Carolina 27101. Stockholders of record at the close of business on February 16, 2016 are entitled to notice of and to vote at the meeting. Stockholders will (1) elect ten directors, (2) consider and vote on a proposal to ratify the appointment of PricewaterhouseCoopers LLP as Hanesbrands' independent registered public accounting firm for its 2016 fiscal year, (3) consider and vote on a proposal to approve, on an advisory basis, executive compensation as described in the proxy statement for the Annual Meeting, and (4) transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The notice and proxy statement and annual report are available at www.proxyvote.com.

Δ DETACH PROXY CARD HERE Δ
E02011-P73132

PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING, APRIL 25, 2016

The undersigned holder of common stock of Hanesbrands Inc., a Maryland corporation ("Hanesbrands"), hereby appoints Richard A. Noll and Joia M. Johnson, or either of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of Stockholders of Hanesbrands Inc. to be held at the Embassy Suites, Lower Level, Gaines Ballroom, 460 North Cherry Street, Winston-Salem, North Carolina 27101, on April 25, 2016, at 4:00 p.m., Eastern time, and any postponement or adjournment thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the notice of the Annual Meeting of Stockholders and of the accompanying proxy statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting. The votes entitled to be cast by the undersigned will be cast as instructed. If this proxy is executed, but no instruction is given, the votes entitled to be cast by the undersigned will be cast FOR each of the nominees for director, FOR proposal 2 and FOR proposal 3, all of which are set forth on the reverse side hereof. The votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other matter that may properly come before the meeting and any adjournment or postponement thereof. The Board of Directors recommends a vote FOR each nominee for director, FOR proposal 2 and FOR proposal 3.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)